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Exhibit (a)(1)(A)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
ASTEX PHARMACEUTICALS, INC.
at
$8.50 NET PER SHARE
by
AUTUMN ACQUISITION CORPORATION
a wholly owned indirect subsidiary of
OTSUKA PHARMACEUTICAL CO., LTD.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
TIME, AT THE END OF OCTOBER 10, 2013, UNLESS THE OFFER IS EXTENDED (SUCH
DATE AND TIME, AS IT MAY BE EXTENDED, THE "EXPIRATION DATE").

        Autumn Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly owned indirect subsidiary of Otsuka Pharmaceutical Co., Ltd., a joint-stock company organized under the laws of Japan ("Parent"), is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Astex Pharmaceuticals, Inc., a Delaware corporation ("Astex"), at a purchase price of $8.50 per Share (the "Offer Price"), net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this "Offer to Purchase") and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal") (which offer, upon such terms and subject to such conditions, as it and they may be amended or supplemented from time to time, constitutes the "Offer").

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 5, 2013 (as it may be amended from time to time, the "Merger Agreement"), among Parent, Purchaser and Astex. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to certain conditions, Purchaser will be merged with and into Astex (the "Merger"), with Astex continuing as the surviving corporation, indirectly wholly owned by Parent. In the Merger, each Share outstanding immediately prior to the effective time of the Merger (the "Effective Time") (other than Shares held (1) by Parent, Purchaser or Astex or any other direct or indirect wholly owned subsidiary of Parent or Astex, which Shares will be canceled and extinguished, or (2) by stockholders who validly exercise appraisal rights under Delaware law with respect to such Shares) will be canceled and converted into the right to receive $8.50 or any greater per Share price paid in the Offer, without interest thereon and less any applicable withholding taxes. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any extension of the Offer or any delay in making payment for the Shares.

        The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, the absence of a termination of the Merger Agreement in accordance with its terms and the satisfaction of the Minimum Condition and the Antitrust Condition (each as described below). The "Minimum Condition" requires that the number of Shares that have been validly tendered and not validly withdrawn prior to the expiration of the Offer represent at least a majority of the Shares then outstanding, excluding Shares tendered in the Offer pursuant to guaranteed delivery procedures. The "Antitrust Condition" requires that any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), has expired or been terminated. The Offer also is subject to other conditions as described in this Offer to Purchase. See Section 15—"Certain Conditions of the Offer."

        The Astex board of directors has, by a unanimous vote of those voting at a meeting at which all the directors of Astex were present, (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, are advisable and in the best interests of Astex and Astex's stockholders, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement in accordance with the requirements of the DGCL and (iii) resolved to recommend that Astex's stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer. The Astex board of directors recommends, by the unanimous vote of the directors who voted, that Astex's stockholders accept the Offer and tender their Shares into the Offer and, if necessary, approve and adopt the Merger Agreement.

        A summary of the principal terms of the Offer appears on pages S-i through S-vii. You should read this entire document carefully before deciding whether to tender your Shares in the Offer.

September 13, 2013

IMPORTANT

        If you wish to tender all or a portion of your Shares to Purchaser in the Offer, you should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) that accompanies this Offer to Purchase in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined herein) together (except in the case of Shares held in a book-entry/direct registration account maintained by Astex's transfer agent) with certificates representing the Shares tendered or follow the procedure for book-entry transfer described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" or (ii) request your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares. If you wish to tender Shares and cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the Expiration Date or you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender your Shares by following the guaranteed delivery procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

        Questions and requests for assistance should be directed to the Information Agent (as defined herein) at its address and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and other materials related to the Offer may also be obtained for free from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and any other material related to the Offer may be obtained at the website maintained by the Securities and Exchange Commission (the "SEC") at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

        This Offer to Purchase and the Letter of Transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the Offer.

        The Offer has not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is unlawful.

The Information Agent for the Offer is:

501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll free: (877) 825-8971
Banks and Brokers may call collect: (212) 750-5833

SUMMARY TERM SHEET

        The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase or the Letter of Transmittal. You are urged to read carefully this Offer to Purchase and the Letter of Transmittal in their entirety. Parent and Purchaser have included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Astex contained herein and elsewhere in this Offer to Purchase has been provided to Parent and Purchaser by Astex or has been taken from or is based upon publicly available documents or records of Astex on file with the SEC or other public sources at the time of the Offer. Parent and Purchaser have not independently verified the accuracy and completeness of such information. Parent and Purchaser have no knowledge that would indicate that any statements contained herein relating to Astex provided to Parent and Purchaser or taken from or based upon such documents and records filed with the SEC are untrue or incomplete in any material respect.

Securities Sought	All issued and outstanding shares of common stock, par value $0.001 per share, of Astex Pharmaceuticals, Inc., a Delaware corporation
Price Offered Per Share	$8.50 in cash, without interest thereon and less any applicable withholding taxes
Scheduled Expiration of Offer	12:00 midnight, New York City time, at the end of October 10, 2013, unless the Offer is extended. See Section 1—"Terms of the Offer."
Purchaser	Autumn Acquisition Corporation, a Delaware corporation and a wholly owned indirect subsidiary of Otsuka Pharmaceutical Co., Ltd., a joint stock company organized under the laws of Japan

Who is offering to buy my securities?

        Autumn Acquisition Corporation, a Delaware corporation ("Purchaser"), which was formed for the purpose of making the Offer, is offering to buy your Shares. Purchaser is a wholly owned indirect subsidiary of Otsuka Pharmaceutical Co., Ltd., a joint stock company organized under the laws of Japan, or "Parent." See the "Introduction" to this Offer to Purchase and Section 8—"Certain Information Concerning Parent and Purchaser."

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of September 5, 2013, among Parent, Purchaser and Astex Pharmaceuticals, Inc. (as it may be amended from time to time, the "Merger Agreement"). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of Purchaser with and into Astex (the "Merger"). See Section 11—"The Merger Agreement; Other Agreements—Merger Agreement" and Section 15—"Certain Conditions of the Offer."

        Unless the context indicates otherwise, in this Offer to Purchase, we use the terms "us," "we" and "our" to refer to Purchaser and, where appropriate, Parent. We use the term "Parent" to refer to Otsuka Pharmaceutical Co., Ltd. alone, the term "Purchaser" to refer to Autumn Acquisition Corporation alone and the term "Astex" refers to Astex Pharmaceuticals, Inc.

What are the classes and amounts of securities sought in the Offer?

        We are offering to purchase all of the outstanding shares of common stock, par value $0.001 per share, of Astex upon the terms and subject to the conditions set forth in this Offer to Purchase and in the Letter of Transmittal. Unless the context otherwise requires, in this Offer to Purchase we use the

S-i

term "Offer" to refer to this offer, as it may be amended or supplemented from time to time, and we use the term "Shares" to refer to shares of Astex common stock that are the subject of the Offer.

        See the "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer."

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $8.50 per Share, in cash, without interest and less any applicable withholding taxes. We refer to this amount as the "Offer Price." If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you hold your Shares through a broker, banker or other nominee, and your broker tenders your Shares on your behalf, your broker, banker or other nominee may charge you a fee for doing so. You should consult your broker, banker or other nominee to determine whether any charges will apply.

        See the "Introduction" to this Offer to Purchase.

Do you have the financial resources to make payment?

        Yes, we have sufficient resources available to us. We estimate that we will need approximately $886 million to purchase all of the Shares pursuant to the Offer, to consummate the Merger (which includes making payment in respect of any outstanding options and exercised warrants for the Shares) and to pay related transaction fees and expenses. Purchaser anticipates funding these payments with cash on hand.

        See Section 9—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender my Shares in the Offer?

        No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  the Offer is not subject to any financing condition; and

  •
  if we consummate the Offer, we expect to acquire all remaining Shares for the same cash price in the Merger.

        See Section 9—"Source and Amount of Funds."

How long do I have to decide whether to tender my Shares in the Offer?

        You will have until 12:00 midnight, New York City time, at the end of October 10, 2013, to tender your Shares in the Offer, unless we extend the Offer, in which event you will have until the date and time to which the Offer has been so extended. In this Offer to Purchase, we refer to the date and time of expiration of the Offer, as it may be extended, as the "Expiration Date." If you cannot deliver everything that is required in order to make a valid tender by the Expiration Date, you may be able to use a guaranteed delivery procedure, which is described in this Offer to Purchase. In addition, if we are permitted to, and elect to, provide a subsequent offering period for the Offer as described below, you will have an additional opportunity to tender your Shares. We do not currently intend to provide a subsequent offering period.

        See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Shares."

S-ii

Can the Offer be extended and under what circumstances?

        Yes. Pursuant to the Merger Agreement, we are required to extend the Offer beyond the initial Expiration Date:

  •
  for any period required by any law, order, or any rule, regulation or position of the SEC or its staff or the NASDAQ Stock Market, in any such case which is applicable to the Offer;

  •
  in the event that the Antitrust Condition or any of the other conditions to the Offer, other than the Minimum Condition, are not satisfied or waived as of any scheduled Expiration Date, for successive extension periods of ten business days each (or any longer period as may be approved in advance by Astex); and

  •
  if on any scheduled Expiration Date, the Minimum Condition is not satisfied but all other conditions to the Offer are satisfied or have been waived, for a ten business day period (or any longer period as may be approved in advance by Astex) on two occasions; provided that we may extend the Offer for additional periods (of ten business days or longer periods as may be agreed by the parties) in our sole discretion.

        The foregoing will not be deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate the Merger Agreement pursuant to its terms, including a party's right to terminate the Merger Agreement if the Offer shall have expired or been terminated without Purchaser having accepted for payment any Shares tendered pursuant to the Offer on or before January 31, 2014.

        Under limited circumstances, we are permitted to (but not obligated to) provide for a subsequent offering period in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of at least three business days and not more than 20 business days. We are not permitted to provide for a subsequent offering period if the Merger can be effected pursuant to Section 251(h) of the Delaware General Corporation Law, as amended ("DGCL") or Section 253 of the DGCL. A subsequent offering period is different from an extension of the Offer. During a subsequent offering period, you would not be able to withdraw any of the Shares that you had already tendered; you also would not be able to withdraw any of the Shares that you tender during the subsequent offering period.

        See Section 1—"Terms of the Offer" of this Offer to Purchase for more details on our obligation and ability to extend the Offer.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform Computershare Trust Company, N.A., which is the depositary for the Offer (the "Depositary"), of any extension and will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire.

        If we are permitted, and elect, to provide or extend any subsequent offering period, a public announcement of such determination will be made no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire (if we are permitted, and elect, to provide a subsequent offering period) or the date of the previously-scheduled termination of the prior subsequent offering period (if we are permitted, and elect, to extend the subsequent offering period).

        See Section 1—"Terms of the Offer."

S-iii

What are the most significant conditions to the Offer?

        The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, the absence of a termination of the Merger Agreement in accordance with its terms and the satisfaction of the Minimum Condition and the Antitrust Condition. The Minimum Condition requires that the number of Shares that have been validly tendered and not validly withdrawn prior to the expiration of the Offer represent at least a majority of the Shares then outstanding, excluding Shares tendered in the Offer pursuant to guaranteed delivery procedures. The Antitrust Condition requires that any applicable waiting period (and extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), has expired or been terminated. The Offer also is subject to other conditions as described in this Offer to Purchase. See Section 15—"Certain Conditions of the Offer."

        We expressly reserve the right to waive any of the conditions to the Offer and to make other changes in the terms and conditions of the Offer, at any time and from time to time prior to the Expiration Date, but we cannot, without Astex's prior written consent (1) waive the Minimum Condition, the Antitrust Condition, or the condition that there are no legal prohibitions to the consummation of the Offer or the Merger, (2) change the form of consideration payable in the Offer, (3) decrease the Offer Price, (4) decrease the number of Shares sought in the Offer, (5) extend the Expiration Date of the Offer in any manner other than as permitted by the Merger Agreement, (6) impose conditions to the Offer that are in addition to the Minimum Condition, the Antitrust Condition and the other conditions that are described in Section 15—"Certain Conditions of the Offer," or (7) amend any of the terms and conditions of the Offer in any manner adverse to the holders of Shares.

        See Section 1—"Terms of the Offer" and Section 15—"Certain Conditions of the Offer."

Have any Astex stockholders agreed with Parent or Purchaser to tender their Shares?

        No. We have not entered into any agreements with Astex stockholders under which those stockholders have agreed to tender Shares in the Offer.

How do I tender my Shares?

        If you hold your Shares directly as the registered owner, you can tender your Shares in the Offer (1) in the case of Shares represented by certificates, by delivering to the Depositary a completed and signed Letter of Transmittal, the certificates representing your Shares and any other documents required by the Letter of Transmittal, (2) in the case of Shares held in a book-entry/direct registration account maintained by Astex's transfer agent (and not through a financial institution that holds the Shares in book-entry form as a participant in the system of The Depositary Trust Company), by delivering to the Depositary a completed and signed Letter of Transmittal or (3) if you are a participant in the system of The Depositary Trust Company, by following the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase, in each case not later than the date and time the Offer (or subsequent offering period, if any) expires. The Letter of Transmittal is enclosed with this Offer to Purchase.

        If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details.

        If you are unable to deliver everything that is required to tender your Shares to the Depositary by the expiration of the Offer, you may obtain a limited amount of additional time by having a broker, a bank or another fiduciary that is an eligible institution guarantee, not later than the date and time the Offer expires, that the missing items will be received by the Depositary using the enclosed Notice of

S-iv

Guaranteed Delivery. To validly tender Shares in this manner, however, the Depositary must receive the missing items within three NASDAQ Global Market trading days after the date of execution of the Notice of Guaranteed Delivery by the eligible institution. These procedures for guaranteed delivery may not be used during any subsequent offering period.

        See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Until what time may I withdraw previously tendered Shares?

        You may withdraw your previously tendered Shares at any time until the Offer has expired. Pursuant to Section 14(d)(5) of the Exchange Act, however, Shares may be withdrawn at any time after November 12, 2013, which is 60 days from the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer. This right to withdraw will not, however, apply to Shares tendered in any subsequent offering period, if one is provided.

        See Section 4—"Withdrawal Rights."

How do I withdraw previously tendered Shares?

        To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, banker or other nominee, you must instruct the broker, banker or other nominee to arrange for the withdrawal of your Shares.

        See Section 4—"Withdrawal Rights."

What does the Astex board of directors think of the Offer?

        The Astex board of directors has, by a unanimous vote of those voting at a meeting at which all the directors of Astex were present, (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, are advisable and in the best interests of Astex and Astex's stockholders, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement in accordance with the requirements of the DGCL and (iii) resolved to recommend that Astex's stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer. The Astex board of directors recommends, by the unanimous vote of the directors who voted, that Astex's stockholders accept the Offer and tender their Shares into the Offer and, if necessary, approve and adopt the Merger Agreement.

        A more complete description of the reasons of the Astex board of directors' approval of the Offer and the Merger is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 of Astex.

If the Offer is completed, will Astex continue as a public company?

        No. As soon as practicable following the purchase of Shares in the Offer, we will complete the Merger. Once the Merger takes place, Astex no longer will be publicly owned and will cease to be listed on the NASDAQ Global Market ("Nasdaq"), and Astex will cease to make filings with the SEC and to comply with the SEC rules regarding public companies. Even if the Merger does not take place, if we purchase all of the tendered Shares, there may be so few remaining stockholders and publicly held Shares that Astex's common stock will no longer be eligible to be traded through the Nasdaq or other securities exchanges, there may not be an active public trading market for Astex common stock and Astex may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies.

S-v

        See Section 13—"Certain Effects of the Offer."

If I decide not to tender, how will the Offer affect my Shares?

        If the Offer is consummated and certain other conditions are satisfied, Purchaser will merge with and into Astex and all of the then outstanding Shares (other than Shares held (1) by Astex, Parent or Purchaser or any other direct or indirect wholly owned subsidiary of Astex or Parent, which Shares will be canceled and extinguished, or (2) by stockholders who validly exercise appraisal rights under Delaware law with respect to such Shares) will be canceled and converted into the right to receive $8.50 or any greater per Share price paid in the Offer, without interest and less any applicable withholding taxes. If we accept and purchase Shares in the Offer, we anticipate consummating the Merger as soon as practicable without a vote of or any other action of any other stockholders of Astex, pursuant to 251(h) of the DGCL.

        See Section 11—"The Merger Agreement; Other Agreements."

        If the Merger is consummated, Astex's stockholders who do not tender their Shares in the Offer will, unless they validly exercise appraisal rights (as described below), receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Offer and the Merger are completed, the only differences to you between tendering your Shares and not tendering your Shares in the Offer are that (1) you will be paid earlier if you tender your Shares in the Offer and (2) appraisal rights will not be available to you if you tender Shares in the Offer but will be available to you in the Merger. See Section 17—"Appraisal Rights." However, if the Offer is consummated but the Merger is not consummated, the number of Astex's stockholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares, and the Shares that remain outstanding after the Offer may no longer be eligible to be traded through Nasdaq or other securities exchanges. Also, as described in Section 13—"Certain Effects of the Offer" below, Astex may cease making filings with the SEC or otherwise may not be required to comply with the rules relating to publicly held companies.

        See the "Introduction" to this Offer to Purchase and Section 13—"Certain Effects of the Offer."

What is the market value of my Shares as of a recent date?

        On September 3, 2013, two days before the public announcement of the terms of the Offer and the Merger, the reported closing sales price of the Shares on Nasdaq was $6.68. On September 12, 2013, the last full day of trading before the commencement of the Offer, the reported closing sales price of the Shares on Nasdaq was $8.76. The Offer Price represents approximately a 27% premium over the September 3, 2013 closing stock price, the last trading day before reports appeared in the media that Parent had made an offer to acquire Astex, premiums of 52%, 89%, 84% and 181.5% over the volume-weighted average trading prices for the Shares for the thirty-day, sixty-day, ninety-day and one-year periods, respectively, ending on September 3, 2013. We encourage you to obtain a recent price for Shares in deciding whether to tender your Shares.

        See Section 6—"Price Range of Shares; Dividends."

Will I have appraisal rights in connection with the Offer?

        No appraisal rights will be available to you in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders will be entitled to appraisal rights in connection with the Merger if they do not tender Shares in the Offer and do not vote in favor of the Merger (if a vote on the Merger is held), subject to and in accordance with Delaware law. Stockholders must properly perfect their right to seek appraisal under Delaware law in connection with the Merger

S-vi

in order to exercise appraisal rights. If and when we consummate the Merger, if you perfect your appraisal rights in accordance with Delaware law, you may receive an amount that is different from the consideration being paid in the Merger.

        See Section 17—"Appraisal Rights."

What will happen to my stock options in the Offer?

        The Offer is made only for Shares and is not made for any stock options to purchase Shares, including options that were granted under any Astex equity compensation plan ("Options"). The vesting of each Option that is outstanding and unexercised immediately prior to the Acceptance Time will be accelerated in full prior to the Acceptance Time, and each Option having an exercise price per Share that is less than the Offer Price and that is outstanding immediately prior to the Acceptance Time will be canceled at the Acceptance Time without any action on the part of the holder of any Option and converted into the right to receive immediately following the Acceptance Time an amount in cash, without interest and less any applicable withholding taxes, equal to the excess of the Offer Price over the per Share exercise price of the Option for each Share subject to such Option. Options with a per Share exercise price that is equal to or greater than the Offer Price and that are outstanding and unexercised immediately prior to the Acceptance Time will be, at the Acceptance Time, canceled without consideration.

        See Section 11—"The Merger Agreement; Other Agreements—Merger Agreement—Treatment of Options."

What will happen to my rights under the Astex Employee Stock Purchase Plan in the Offer?

        Either the last business day, or the last payroll date if administrative advisable, immediately prior to the Acceptance Time will be treated as the last day of the then-current offering period for purposes of determining your purchase rights under the Astex Employee Stock Purchase Plan (the "ESPP"), with pro rata adjustments made to the extent necessary to reflect such shortened and final offering period. Astex will take all actions necessary so that the ESPP will terminate immediately prior to and effective as of Acceptance Time. Any amounts withheld by Astex on behalf of ESPP participants that are not used to purchase Shares will be returned to participants without interest pursuant to the terms of the ESPP.

        See Section 11—"The Merger Agreement; Other Agreements—Merger Agreement—Employee Stock Purchase Plan."

What will happen to my warrants in the Offer?

        The Offer is made only for Shares and is not made for any warrants to purchase Shares, including warrants that were granted under any Astex warrant contracts (the "Warrants"). Astex shall, in accordance with the terms of the Warrants, deliver notices to the holders of the Warrants, which notices shall inform such holders of the Offer and the Merger and contain such other information as Astex reasonably determines to be required pursuant to the terms of the Warrants, and Purchaser and Astex shall permit such holders to participate in the Offer through the conditional exercise of such Warrants and tender of the underlying Shares received upon such exercise into the Offer. If, after the Effective Time, any Warrants (or portion thereof) remain unexercised and outstanding, Astex and Purchaser shall take any other actions required by the terms of the Warrants.

What are the material United States federal income tax consequences of tendering Shares?

        The receipt of cash in exchange for your Shares in the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, provided that you hold your Shares as

S-vii

capital assets, you will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash you receive and (ii) your adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. This capital gain or loss will be long-term capital gain or loss if you have held the Shares for more than one year as of the date of your sale or exchange of the Shares pursuant to the Offer or the Merger. See Section 5—"Certain United States Federal Income Tax Consequences to U.S. Holders of Shares" for a more detailed discussion of the tax treatment of the Offer and the Merger.

        We urge you to consult with your own tax advisor as to the particular tax consequences to you of the Offer and the Merger.

Whom should I call if I have questions about the Offer?

        You may call Innisfree M&A Incorporated at (877) 825-8971 (toll free). Banks and brokers may call collect at (212) 750-5833. Innisfree M&A Incorporated is acting as the information agent (the "Information Agent") for the Offer. See the back cover of this Offer to Purchase for additional contact information.

S-viii

To the Holders of
Shares of Common Stock of Astex Pharmaceuticals, Inc.:

INTRODUCTION

        Autumn Acquisition Corporation, a Delaware corporation ("Purchaser") and a wholly owned indirect subsidiary of Otsuka Pharmaceutical Co., Ltd., a joint stock company organized under the laws of Japan ("Parent"), is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Astex Pharmaceuticals, Inc., a Delaware corporation ("Astex"), at a purchase price of $8.50 per Share (the "Offer Price"), net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this "Offer to Purchase") and in the related Letter of Transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal") (which offer, upon such terms and subject to such conditions, as it and they may be amended or supplemented from time to time, constitutes the "Offer").

        We are making the Offer pursuant to an Agreement and Plan of Merger, dated as of September 5, 2013 (as it may be amended from time to time, the "Merger Agreement"), by and among Parent, Purchaser and Astex. The Merger Agreement provides, among other things, for the making of the Offer and also provides that following the consummation of the Offer and subject to certain conditions, Purchaser will be merged with and into Astex (the "Merger") with Astex continuing as the surviving corporation, indirectly wholly owned by Parent. Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each Share outstanding immediately prior to the Effective Time (other than Shares held (1) by Parent, Purchaser, Astex or any other direct or indirect wholly owned subsidiary of Parent or Astex, which Shares will be canceled and extinguished, or (2) by stockholders who validly exercise their appraisal rights in connection with the Merger as described in Section 17—"Appraisal Rights") will be canceled and converted into the right to receive $8.50 or any greater per Share price paid in the Offer, without interest thereon and less any applicable withholding taxes. The Merger Agreement is more fully described in Section 11—"The Merger Agreement; Other Agreements," which also contains a discussion of the treatment of Astex stock options.

        Tendering stockholders who are record owners of their Shares and who tender directly to Computershare Trust Company, N.A., the depositary for the Offer (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.

        The Astex board of directors has, by a unanimous vote of those voting at a meeting at which all the directors of Astex were present, (i) determined that the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, are advisable and in the best interests of Astex and Astex's stockholders, (ii) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement in accordance with the requirements of the DGCL and (iii) resolved to recommend that Astex's stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer. The Astex board of directors recommends, by the unanimous vote of the directors who voted, that Astex's stockholders accept the Offer and tender their Shares into the Offer and, if necessary, approve and adopt the Merger Agreement.

        The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, the absence of a termination of the Merger Agreement in accordance with its terms and the satisfaction of the Minimum Condition and the Antitrust Condition (each as described below). The "Minimum Condition" requires that the number of Shares that have been validly tendered and not validly withdrawn prior to expiration of the Offer represent at least a majority of the Shares outstanding, excluding Shares tendered in the Offer pursuant to guaranteed delivery procedures. The "Antitrust Condition" requires that any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") has expired or been terminated. The Offer also is subject to other conditions as described in this Offer to Purchase. See Section 15—"Certain Conditions of the Offer."

        Consummation of the Merger is conditioned upon, among other things, the adoption of the Merger Agreement by the requisite vote of stockholders of Astex, if required by Delaware law. Under Delaware law, the affirmative vote of a majority of the outstanding Shares is the only vote of any class or series of Astex's capital stock that would be necessary to adopt the Merger Agreement at any required meeting of Astex's stockholders. If we accept and purchase a majority of the then outstanding Shares in the Offer, we will have sufficient voting power to adopt the Merger Agreement without the affirmative vote of any other stockholder of Astex. Section 251(h) of the General Corporation Law, as amended (the "DGCL") provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the target corporation. In addition, Section 253 of the DGCL provides that if a parent company owns at least 90% of the outstanding shares of each class of stock of a subsidiary, the parent company can effect a short form merger with that subsidiary without the action of the other stockholders of the subsidiary. Under the Merger Agreement, if Parent or Purchaser acquires at least a majority of the then outstanding Shares (or at least 90% of the then outstanding Shares in the event that the merger cannot be effected pursuant to Section 251(h) of the DGCL), Parent, Purchaser and Astex agreed, subject to the conditions to the Merger specified in the Merger Agreement, to take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of Astex, in accordance with Section 251(h) (or Section 253, as the case may be) of the DGCL. In the event that Purchaser purchases shares of Astex's common stock in the Offer but is ineligible to use any of the short form merger procedures, including Section 253 of the DGCL, under Delaware law following the consummation of the Offer (and any "subsequent offering period" provided by Purchaser), Parent and Astex must obtain the approval of Astex's stockholders holding a majority of the outstanding shares of common stock to adopt the Merger Agreement prior to consummating the Merger. In this event, Astex will call and convene a special stockholder meeting to obtain this approval, and Purchaser will vote all shares of Astex's common stock it acquires pursuant to the Offer in favor of the adoption of the Merger Agreement, thereby assuring approval.

        This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully in its entirety before any decision is made with respect to the Offer.

 THE TENDER OFFER

1.  Terms of the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment and promptly after the Expiration Date pay for all Shares validly tendered prior to the Expiration Date and not validly withdrawn as permitted under Section 4—"Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, at the end of October 10, 2013, unless we, in accordance with the Merger Agreement, extend the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended, expires.

        The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, the absence of a termination of the Merger Agreement in accordance with its terms and the satisfaction or waiver (to the extent permitted under the Merger Agreement) of the Minimum Condition, the Antitrust Condition and the other conditions described in Section 15—"Certain Conditions of the Offer."

        Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, we expressly reserve the right, in our sole discretion, at any time or from time to time, (1) to terminate the Offer if any of the conditions set forth in Section 15—"Certain Conditions of the Offer" have not been satisfied, (2) to waive any condition to the Offer or (3) otherwise amend the Offer in any respect, in each case by giving oral or written notice of such extension, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

        The rights reserved by us as described in the preceding paragraph are in addition to the rights described in Section 15—"Certain Conditions of the Offer." Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which we may choose to make any public announcement, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

        Under the Merger Agreement, we expressly reserve the right to waive any of the conditions to the Offer and to make other changes in the terms and conditions of the Offer, at any time and from time to time prior to the Expiration Date, but we cannot, without Astex's prior written consent (1) waive the Minimum Condition, the Antitrust Condition, or the condition that there are no legal prohibitions to the consummation of the Offer or the Merger, (2) change the form of consideration payable in the Offer, (3) decrease the Offer Price, (4) decrease the number of Shares sought in the Offer, (5) extend the Expiration Date of the Offer in any manner other than as permitted by the Merger Agreement, (6) impose conditions to the Offer that are in addition to the Minimum Condition, the Antitrust Condition and the other conditions that are described in Section 15—"Certain Conditions of the Offer," or (7) amend any of the terms and conditions of the Offer in any manner adverse to the holders of Shares.

        Under the Merger Agreement, we must extend the Offer: (1) to the extent required by any rule, regulation, interpretation or position of the SEC or the SEC staff or Nasdaq, in any such case which is applicable to the Offer; (2) in the event that the Antitrust Condition or any of the other conditions to the Offer, other than the Minimum Condition, are not satisfied or waived as of any scheduled

Expiration Date, for successive extension periods of ten business days each or (3) in the event that on any scheduled Expiration Date, the Minimum Condition is not satisfied but all other conditions to the Offer are satisfied or have been waived, for a ten business day period (or any longer period as may be approved in advance by Astex) on two occasions; provided that the foregoing will not be deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate the Merger Agreement pursuant to its terms, including a party's right to terminate the Merger Agreement if the Offer shall have expired or been terminated without Purchaser having accepted for payment any Shares tendered pursuant to the Offer on or before January 31, 2014.

        If we extend the Offer, are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment for Shares) for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights." However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

        If, in accordance with the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum 10 business day period generally is required to allow for adequate dissemination to stockholders and investor response.

        If, on or prior to the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

        Under certain circumstances specified in the Merger Agreement, we may terminate the Merger Agreement and the Offer. If the Merger Agreement is terminated pursuant to its terms, we will promptly (and in any event within 24 hours), irrevocably and unconditionally terminate the Offer. If we terminate the Offer, or the Merger Agreement is terminated prior to our acquisition of Shares in the Offer, the Depositary will promptly return, in accordance with applicable law, all Shares that have been tendered in the Offer to the registered holders of such Shares.

        Pursuant to the terms of the Merger Agreement, under limited circumstances, we are permitted (but not obligated) to provide for a subsequent offering period in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of at least three business days and not more than 20 business days. We are not permitted to provide for a subsequent offering period if the Merger can be effected pursuant to Section 251(h) of the DGCL or Section 253 of the DGCL. A subsequent offering period is different from an extension of the Offer. During a subsequent offering period, you would not be able to withdraw any of the Shares that you had already tendered; you also would not be able to withdraw any of the Shares that you tender during the subsequent offering period.

        We do not currently intend to provide a subsequent offering period for the Offer, although we reserve the right to do so if permitted. If we are permitted, and elect, to, provide or extend any subsequent offering period, a public announcement of such determination will be made no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire (if we are permitted, and elect, to provide a subsequent offering period) or the date of the previously-scheduled termination of the prior subsequent offering period (if we are permitted, and elect, to extend the subsequent offering period).

        Astex has provided us with Astex's stockholder list and security position listings for the purpose of disseminating this Offer to Purchase, the Letter of Transmittal and other tender offer materials to holders of Shares. Copies of the Offer to Purchase and the Letter of Transmittal, in each case as of September 13, 2013, will be mailed to record holders of Shares whose names appear on Astex's stockholder list, and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.  Acceptance for Payment and Payment for Shares.

        Subject to the satisfaction or waiver of all the conditions to the Offer set forth in Section 15—"Certain Conditions of the Offer," we will accept for payment and promptly after the Expiration Date pay for Shares validly tendered and not validly withdrawn pursuant to the Offer on or prior to the Expiration Date. If we commence a subsequent offering period in connection with the Offer, we will immediately accept for payment and promptly pay for all additional Shares tendered during such subsequent offering period, subject to and in compliance with the requirements of Rule 14d-11(e) under the Exchange Act. Subject to compliance with Rule 14e-1(c) under the Exchange Act and the terms of the Merger Agreement, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. See Section 16—"Certain Legal Matters; Regulatory Approvals."

        In all cases (including during any subsequent offering period), we will pay for Shares accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (1) except in the case of Shares held in a book-entry/direct registration account maintained by Astex's transfer agent (a "DRS Account") (and not through a financial institution that is a participant in the system of DTC), the certificates evidencing such Shares (the "Share Certificates") or confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares," (2) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

        The term "Agent's Message" means a message, transmitted by DTC to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

        For purposes of the Offer (including during any subsequent offering period), we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such

Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as paying agent for tendering stockholders for the purpose of receiving payments from us and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the purchase price for Shares by reason of any extension of the Offer or any delay in making such payment.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or (1) in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at DTC, and (2) in the case of Shares tendered from a DRS Account, such Shares will be credited to the applicable DRS Account), promptly following the expiration or termination of the Offer.

3.  Procedures for Accepting the Offer and Tendering Shares.

        Valid Tenders.    In order for a stockholder to validly tender Shares pursuant to the Offer, either (1) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and, except in the case of Shares held in a DRS Account (and not through a financial institution that is a participant in the system of DTC), either (A) the Share Certificates evidencing such Shares must be received by the Depositary at such address or (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date or the expiration of the subsequent offering period, if any or (2) the tendering stockholder must comply with the guaranteed delivery procedures described below under "Guaranteed Delivery."

        The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and risk of the tendering stockholder, and the delivery of all such documents will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary's account at DTC in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to

Purchase prior to the Expiration Date or the expiration of the subsequent offering period, if any, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to DTC does not constitute delivery to the Depositary.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal (1) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (2) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing in the Securities Transfer Agents Medallion Program or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each an "Eligible Institution" and collectively "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name of a person other than the registered holder, then the Share Certificate must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name of the registered holder appears on the Share Certificate, with the signature on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer or the tender of Shares from a DRS Account on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

  •
  such tender is made by or through an Eligible Institution;

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  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by us, is received on or prior to the Expiration Date by the Depositary as provided below; and

  •
  the Depositary receives, within three Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery either (1) in the case of Shares other than those held in a DRS Account, the Share Certificates (or a Book-Entry Confirmation) evidencing all such tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal or (2) in the case of Shares held in a DRS Account, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal.

        The Notice of Guaranteed Delivery may be delivered by manually signed facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. The procedures for guaranteed delivery above may not be used during any subsequent offering period.

        Notwithstanding any other provision of the Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (1) except with respect to Shares in a DRS Account, certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC pursuant to the procedures described in this Section 3, (2) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal and (3) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

        Binding Agreement.    The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms of or the conditions to any such extension or amendment).

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination will be final and binding on all parties, subject to the tendering stockholder's right to bring any dispute with respect thereto before a court of competent jurisdiction. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to our satisfaction. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding, subject to the tendering stockholder's right to bring any dispute with respect thereto before a court of competent jurisdiction.

        Appointment as Proxy.    By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual or special meeting of Astex's stockholders or any adjournment or postponement thereof, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of Astex's stockholders.

        Information Reporting and Backup Withholding.    Payments made to stockholders of Astex in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, stockholders that are U.S. persons should complete and return the Substitute Form W-9 included in the Letter of Transmittal, certifying that such stockholder is a U.S. person, the taxpayer identification number provided is correct, and that such stockholder is not subject to backup withholding. Certain stockholders (including corporations) generally are not subject to backup withholding, but such stockholders should complete the Substitute Form W-9 to avoid erroneous backup withholding. Non-U.S. stockholders should submit an appropriate and properly completed IRS Form W-8, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. Such stockholders should consult a tax advisor to determine which Form W-8 is appropriate. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or a credit against a U.S. holder's U.S. federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service ("IRS").

4.  Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable.

        Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after November 12, 2013, which is 60 days from the date of the commencement of the Offer.

        For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares to be withdrawn were tendered from a DRS Account, the applicable notice of withdrawal must also specify the name and number of the DRS Account to be credited with such withdrawn Shares, and if Shares to be withdrawn have been tendered pursuant to the procedure for book-entry transfer as described in Section 3—"Procedures for Accepting the Offer and Tendering Shares," the applicable notice of withdrawal must also specify the name and number of the account at DTC to be credited with such withdrawn Shares.

        Withdrawals of Shares may not be rescinded. Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" at any time on or prior to the Expiration Date or during the subsequent offering period, if any (except that Shares may not be re-tendered using the procedures for guaranteed delivery during any subsequent offering period).

        No withdrawal rights will apply to Shares tendered during a subsequent offering period and no withdrawal rights apply during the subsequent offering period with respect to Shares tendered in the Offer and accepted for payment. See Section 1—"Terms of the Offer."

        We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and our determination will be final and binding, subject to the tendering stockholder's right to bring any dispute with respect thereto before a court of competent jurisdiction. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  Certain Material United States Federal Income Tax Consequences to U.S. Holders of Shares.

        The following is a summary of certain material United States federal income tax consequences of the Offer and the Merger to stockholders of Astex whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The summary is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of Astex. The summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof in effect as of the date of this Offer, all of which are subject to change, possibly with retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS or any opinion of counsel with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

        The summary applies only to stockholders of Astex in whose hands Shares are capital assets within the meaning of Section 1221 of the Code. This summary does not address foreign, state or local tax consequences of the Offer or the Merger, nor does it purport to address the U.S. federal income tax consequences of the transactions to holders of equity awards under Astex's equity compensation plans, or to special classes of taxpayers (e.g., foreign taxpayers, small business investment companies, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, cooperatives, banks and certain other financial institutions, insurance companies, tax-exempt organizations, retirement plans, stockholders that are, or hold Shares through, partnerships or other pass-through entities for U.S. federal income tax purposes, United States persons whose functional currency is not the United States dollar, dealers in securities or foreign currency, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, persons subject to the alternative minimum tax, stockholders holding Shares that are part of a straddle, hedging, constructive sale or conversion transaction, stockholders who received Shares in compensatory transactions, pursuant to the exercise of employee stock options, stock purchase rights or stock appreciation rights, as restricted stock or otherwise as compensation, and stockholders that beneficially own (actually or constructively), more than 5% of the total fair market value of the Shares). In addition, this summary does not address U.S. federal taxes other than income taxes.

        For purposes of this summary, the term "U.S. Holder" means a beneficial owner of Shares that, for United States federal income tax purposes, is: (1) an individual citizen or resident of the United States; (2) a corporation, or an entity treated as a corporation for United States federal income tax purposes, created or organized under the laws of the United States, or of any state or the District of Columbia; (3) an estate, the income of which is subject to United States federal income tax regardless of its source; or (4) a trust, if (A) a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons, within the meaning of Section 7701(a)(30) of the Code, have authority to control all of the trust's substantial decisions or (B) the trust has validly elected to be treated as a United States person for United States federal income tax purposes. This discussion does not address the tax consequences to stockholders who are not U.S. Holders.

        If a partnership, or another entity treated as a partnership for United States federal income tax purposes, holds Shares, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the partnership's activities. Accordingly, partnerships or other entities treated as partnerships for United States federal income tax purposes that hold Shares, and partners or members in those entities, are urged to consult their tax advisors regarding the specific United States federal income tax consequences to them of the Offer and the Merger.

        Because individual circumstances may differ, each stockholder should consult its, his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Offer and the Merger on a beneficial holder of Shares, including the application and effect of the alternative minimum tax and any state, local and foreign tax laws and of changes in such laws.

        The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders for United States federal income tax purposes. In general, a U.S. Holder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between (i) the amount of cash received (determined before the deduction of any withholding tax) and (ii) the U.S. Holder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss, provided that a U.S. Holder's holding period for such block of Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Capital gains recognized by an individual upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum United States federal income tax rate of 20%. In addition, certain non-corporate stockholders may be subject to an additional 3.8% tax on all or a portion of their "net investment income," which may include all or a portion of the gain recognized in connection with the Offer or the Merger. In the case of a Share that has been held for one year or less, such capital gains generally will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a U.S. Holder's capital losses.

        A U.S. Holder whose Shares are purchased in the Offer or exchanged for cash pursuant to the Merger is subject to information reporting and may be subject to backup withholding unless certain information is provided to the Depositary or an exemption applies. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

6.  Price Range of Shares; Dividends.

        The Shares currently trade on the NASDAQ Global Market ("Nasdaq") under the symbol "ASTX." As of September 12, 2013, Astex advised Parent that there were 95,006,917 Shares issued and outstanding.

        The following table sets forth, for the periods indicated, the high and low sale prices per Share, as reported by Nasdaq based on published financial sources.

	High	Low
Year Ended December 31, 2011
First Quarter	$2.95	$1.71
Second Quarter	2.17	1.57
Third Quarter	3.49	2.01
Fourth Quarter	3.17	2.14
Year Ended December 31, 2012
First Quarter	$3.26	$2.53
Second Quarter	3.35	2.51
Third Quarter	3.21	1.79
Fourth Quarter	2.06	1.51
Year Ended December 31, 2013
First Quarter	$4.52	$2.91
Second Quarter	6.88	4.00
Third Quarter (through September 3, 2013)	6.87	4.35

        On September 3, 2013 two days before the public announcement of the terms of the Offer and the Merger, the reported closing sales price of the Shares on Nasdaq was $6.68. On September 12, 2013, the last full day of trading before the commencement of the Offer, the reported closing sales price of the Shares on Nasdaq was $8.67. The Offer Price represents approximately a 27% premium over the September 3, 2013 closing stock price, the last trading day before reports appeared in the media that Parent had made an offer to acquire Astex, premiums of 52%, 89%, 84% and 181.5% over the volume-weighted average trading prices for the Shares for the thirty-day, sixty-day, ninety-day and one-year periods, respectively, ending on September 3, 2013. Astex has not declared or paid a dividend in the past two years. According to Astex's Annual Report on Form 10-K for the fiscal year ended December 31, 2012, Astex currently intends to retain any earnings for use in operations of Astex's business and, therefore, it does not anticipate paying any cash dividends in the foreseeable future. Additionally, the Merger Agreement prohibits Astex from declaring or paying any dividends on any class or series of its capital stock. Stockholders are urged to obtain a current market quotation for the Shares.

7.  Certain Information Concerning Astex.

        Except as specifically set forth herein, the information concerning Astex contained in this Offer to Purchase has been taken from or is based upon information furnished by Astex or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to Astex's public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. We have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, we do not assume any responsibility for the accuracy or completeness of the information concerning Astex, whether furnished by Astex or contained in such documents and records, or for any failure by Astex to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to us.

        General.    Astex is a Delaware corporation with its principal offices located at 4140 Dublin Blvd., Suite 200, Dublin, California 94568. Astex's telephone number is (925) 560-0101. The following description of Astex and its business has been taken from Astex's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and is qualified in its entirety by reference to such Form 10-K.

        Astex is dedicated to the discovery and development of novel small molecule therapeutics with a focus on oncology and hematology, and is developing a pipeline of novel medicines for partnership with leading pharmaceutical companies. Astex is a leader in the application of fragment-based drug discovery and development of small-molecule therapeutics. Fragment-based drug discovery is considered by many in its sector to be one of the most important advances in discovery chemistry in the last 20 years. Astex's primary source of revenue is royalty revenues relating to sales of Dacogen® (decitabine) for Injection, and Astex receives additional revenue from various partnered programs as these programs reach predetermined developmental milestones. Dacogen is approved in the United States, with Orphan Drug exclusivity granted by the FDA through May 2013, and was approved in Europe in September 2012. Astex's current primary developmental efforts revolve around the products progressing out of our small-molecule drug discovery programs. Astex's two lead internal programs are SGI-110, a novel second generation hypomethylating agent, and AT13387, a novel Hsp90 inhibitor. SGI-110 is a second generation agent intended to follow up on Astex's currently marketed product Dacogen, and is the subject of a Phase I/II trial in both myelodysplastic syndromes acute myeloid leukemia, and Phase II trials in platinum resistant ovarian cancer and liver cancer or hepatocellular carcinoma. AT13387 is a small molecule inhibitor of Hsp90, a so-called "Heat Shock" protein, believed to be responsible for supporting many carcinogenic proteins in tumor cells. Astex has initiated Phase II studies with AT13387 in patients with refractory gastrointestinal stromal tumors, castration resistant prostate cancer, and non-small cell lung cancer.

        Astex Projected Financial Information.    In connection with our due diligence review of Astex, Astex made available to us certain non-public financial information about Astex, including certain versions of Astex's internal financial projections for fiscal years 2012 through 2016 (the "Operating Plan Forecasts"). A summary of the Operating Plan Forecasts that were provided to us is set forth below. The Operating Plan Forecasts were prepared by, and are the responsibility of, Astex's management.

        Astex has advised us that the Operating Plan Forecasts were prepared for internal use and were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles ("GAAP"). Astex has further advised us that neither Astex's independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections and the Operating Plan Forecasts, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the financial projections.

        Astex has advised us that the Operating Plan Forecasts reflect estimates and assumptions made with respect to regulatory approvals, industry performance, general business, economic, market and financial conditions and other future events, as well as matters specific to Astex's business, all of which are difficult to predict and many of which are beyond Astex's control. Astex has further advised us that these financial projections are subjective and thus are susceptible to multiple interpretations or financial views and are routinely subject to frequent revisions in response to actual experience and on-going business developments. As such, these financial projections constitute forward-looking statements and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such financial projections, including, but not limited to, expectations regarding the advancement of product candidates in the clinic and decisions relating to which product candidates to pursue for further development; Astex's ability to develop the current and future pipeline, such as SGI-110, AT13387 and ASTX727, into commercially viable products; the ability to obtain adequate levels of financing to fund current and new programs through the development process and assumptions relating to the costs of such programs; the expectations regarding clinical trials, including the timing of clinical proof of concept data from these trials; the outcomes of the ongoing clinical trials; assumptions relating to the availability, timing and successful development of replacement pipeline products; the uncertainties surrounding the achievement of milestones and future royalty revenue for existing or new business development and collaboration agreements; risks and uncertainties related generally to research and development; assumptions relating to the level of future worldwide Dacogen royalty revenue following the expiration of orphan drug exclusivity in the United States and the uncertainty of the timing to receive country-by-country pricing approval of Dacogen in various European countries, including projecting the growth rate of royalty revenue as pricing is approved on a country-by-country basis; and the assumptions surrounding the timing, realization and value of anticipated milestones related to the development of Astex's clinical programs, including the realization of any royalty revenue if any of Astex's product candidates are approved and become commercially available.

        We have been advised by Astex that there can be no assurance that the Operating Plan Forecasts will be realized, and actual results may vary materially from those shown. Astex has further advised us that these financial projections cover multiple years and such information by its nature becomes less predictive with each successive year. In addition, these financial projections will be affected by Astex's ability to achieve its strategic goals, objectives and targets, including financing capabilities at necessary levels over the applicable periods. According to Astex, the assumptions upon which these financial projections were based involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond Astex's control, and these financial projections also reflect assumptions as to certain business decisions that are subject to change. These financial projections cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such. The inclusion of this information should not be regarded as an indication that Parent, Astex, Purchaser or Ultimate Parent, or any of their respective affiliates, advisors or other representatives or any other recipient of this information then considered, or now considers, it necessarily predictive of actual future events, and this information should not be relied upon as such. None of Parent, Astex, Purchaser or Ultimate Parent, or any of their respective affiliates, advisors or other representatives makes any representation to any shareholder regarding the projections described below or as to the ultimate performance of Astex. Astex has advised us that it does not intend to update, revise or correct such projections (even in the short term).

        Astex has advised us that the Operating Plan Forecasts do not take into account any circumstances or events occurring after the date they were prepared. The financial projections do not take into account the effect of the Offer and the Merger or subsequent integration activities or the failure of the Offer, the Merger or such activities to occur.

        The inclusion of the Operating Plan Forecasts should not be deemed an admission or representation by Parent, Astex, Purchaser or Ultimate Parent that such financial projections are viewed by Parent, Astex, Purchaser and Ultimate Parent as material information of Astex, and Parent, Astex, Purchaser and Ultimate Parent views such financial projections as non-material because of the inherent risks and uncertainties associated with such long-range projections.

        These financial projections are not included in this Offer to Purchase to influence your decision whether to tender your shares in the Offer, but only because the projections were made available by Astex to us and Astex's financial advisor, as the case may be. The information from these financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information regarding Astex contained elsewhere in this Offer to Purchase and Astex's public filings with the SEC.

        In light of the foregoing factors and the uncertainties inherent in Astex's operating plans, stockholders are cautioned not to place undue, if any, reliance on such projections.

  The Operating Plan Forecasts

        Astex management has advised us that it has prepared Operating Plan Forecasts, which contain three sensitivity scenarios: a "core" scenario, an "optimistic" scenario and a "downside" scenario. Astex has further advised us that a separate, fourth scenario of the Operating Plan Forecasts, which, unlike the aforementioned scenarios, reflects investment in only one Phase 3 clinical trial, was also prepared by Astex's management in connection with the Astex board of directors' review of Astex's operating plan, which assumed that Astex would not have full financial resources to progress all programs forward in their clinical development.

        All four scenarios under the Operating Plan Forecasts were provided to us during our diligence review of Astex. Astex has advised us that each of the scenarios under the Operating Plan Forecasts assume significant constraints regarding the availability of capital and the effects that efforts to raise capital and manage capital expenditures would have on the financial results of Astex, including entering into licensing or partnering relationships for one or more of the currently active Phase 2 clinical programs prior to the conclusion of Phase 3 clinical trials, using equity financing (including the corresponding dilution to existing stockholders), pursuing clinical trials selectively and potentially staggering clinical trials over time as resources permit. Also, we have been advised by Astex that none of the four scenarios under the Operating Plan Forecasts reflected the estimated costs for replacement programs once Astex completed its current prioritized development activities.

        We have been advised by Astex that the Operating Plan Forecasts were prepared primarily for operational planning purposes only and to explore and better understand the required resources that may be needed to develop the prioritized (as well as the deemphasized) programs. Astex has further advised us that the Operating Plan Forecasts were not prepared with a view toward reflecting the value of Astex or its assets as could be realized with full financial resources and thus has limited utility from a valuation perspective. For instance, none of the four scenarios under the Operating Plan Forecasts cover any periods in which the current pipeline products would become commercialized.

  "Core" Scenario

        We have been advised by Astex that the "core" scenario of the Operating Plan Forecasts, which Astex has advised us management believed to be the most likely scenario at the time it was presented to the Astex board of directors, assumes that:

  •
  Two of the five currently active Phase 2 clinical programs would not progress to clinical proof of concept over the next few years;

  •
  One Phase 3 study for SGI-110 would start;

  •
  One Phase 3 study for AT13387 would start;

  •
  Limited clinical trial development costs for ASTX727 would be committed;

  •
  Future "discovery" partnerships would occur biennially starting in early 2014;

  •
  A new regional-type partnership for SGI-110 would start in the first half of 2014;

  •
  There would be no third party costs associated with development efforts for programs other than Astex's prioritized programs; and

  •
  Additional capital financing of $85 million and $100 million would be raised in 2013 and 2015, respectively.

 "Core" Scenario

	Fiscal Year Ending December 31
(In $ millions)	2012(A)	2013(E)	2014(P)	2015(P)	2016(P)
Revenue	$83.1	$66.2	$42.4	$48.1	$64.1
Income (Loss) Before Taxes	(7.1)	(28.3)	(65.5)	(60.6)	(19.9)
Net Income (Loss)	8.2	(23.1)	(61.2)	(55.9)	(16.0)
Free Cash Flow	24.3	(10.2)	(48.7)	(47.8)	(8.6)

        Astex has advised us that the "core" scenario represented the operating plan supported by Astex senior management for execution and future business development. See also "—Use of Non-GAAP Measures" below.

  "Optimistic" Scenario

        We have been advised by Astex that the optimistic scenario, which is based on the same assumptions as the "core" scenario, except for the inclusion of an assumption that an additional regional-type partnership for AT13387, would start in the second half of 2015 with no changes to the timing and amount of proposed capital financing. See also "—Use of Non-GAAP Measures" below.

"Optimistic" Scenario

	Fiscal Year Ending December 31
(In $ millions)	2012(A)	2013(E)	2014(P)	2015(P)	2016(P)
Revenue	$83.1	$66.2	$42.4	$51.4	$77.3
Income (Loss) Before Taxes	(7.1)	(28.3)	(65.5)	(57.3)	(6.7)
Net Income (Loss)	8.2	(23.1)	(61.2)	(52.6)	(2.8)
Free Cash Flow	24.3	(10.2)	(48.7)	(44.5)	4.6

  "Downside" Scenario

        Astex has advised us that the downside scenario is based on the same assumptions as the "core" scenario, except that it assumed no regional deals for any of the priority programs, leading Astex to carry the full cost of the Phase 3 development programs by itself, and also deferred the timing of partnering opportunities. According to Astex, the downside scenario contains the assumption that one new discovery partnership would occur biennially related to the discovery operation and there would be no changes to the timing and amount of proposed capital financing. See also "—Use of Non-GAAP Measures" below.

"Downside" Scenario

	Fiscal Year Ending December 31
(In $ millions)	2012(A)	2013(E)	2014(P)	2015(P)	2016(P)
Revenue	$83.1	$66.2	$32.1	$34.3	$36.6
Income (Loss) Before Taxes	(7.1)	(28.3)	(75.8)	(74.4)	(47.4)
Net Income (Loss)	8.2	(23.1)	(71.5)	(69.7)	(43.5)
Free Cash Flow	24.3	(10.2)	(59.0)	(61.6)	(36.1)

  The "No Funding" Scenario

        Separate from the above-mentioned three scenarios, Astex management also prepared a separate scenario during approximately the same period that was also made available to us during our diligence review of Astex. We were advised by Astex that the primary difference between this "no funding" scenario and the core scenario described above is that the "no funding" scenario does not assume any additional capital financing for Astex, and instead relies on Astex's cash balance to fund development operations. Since this scenario assumes less capital available to Astex, Astex advised us that Astex management assumes one Phase 3 clinical study in the "no funding" scenario, rather than two as in the "core" scenario. Other assumptions to the "no funding" scenario of the Operating Plan Forecasts were substantially similar to those used in the "core" scenario presented above. See also "—Use of Non-GAAP Measures" below.

"No Funding "Scenario

	Fiscal Year Ending December 31
(In $ millions)	2012(A)	2013(E)	2014(P)	2015(P)	2016(P)
Revenue	$83.1	$66.2	$42.4	$48.1	$64.1
Income (Loss) Before Taxes	(7.1)	(28.5)	(54.5)	(45.9)	(10.1)
Net Income (Loss)	8.2	(23.1)	(50.1)	41.2	(6.2)
Free Cash Flow	24.3	(10.2)	(37.6)	49.3	1.2

  Use of Non-GAAP Measures

        Astex has advised us that the estimates of Free Cash Flow included in the financial projections were calculated using GAAP and other measures which are derived from GAAP, but such estimates constitute non-GAAP financial measures within the meaning of applicable rules and regulations of the SEC. Astex advised us that it used Free Cash Flow in its financial forecasts to enhance its understanding of Astex's operating performance and improve Astex's planning and budgeting processes, because Astex believes that the use of the non-GAAP financial measure of Free Cash Flow provides useful information to Astex's management and the Board regarding financial and business trends relating to Astex's financial condition and results of operations. In addition, Astex has advised us that the non-GAAP financial measure of Free Cash Flow is commonly used as a basis for investors and analysts to evaluate and compare the periodic and future operating performance and value of companies within the Astex's industry.

        Astex has advised us that the non-GAAP Free Cash Flow figures reflected in the financial projections are calculated from GAAP net income (loss), which is then adjusted by adding back depreciation, amortization, and stock-based compensation expenses, subtracting any capital expenditures and, when applicable, making additional net adjustments for other items.

        Set forth below are reconciliations, prepared by Astex, of Free Cash Flow included in each of the financial projections presented above (totals may not add due to rounding) to the most comparable GAAP financial measures (totals may not add due to rounding):

  The Operating Plan Forecasts—"Core" Scenario

"Core" Scenario (Reconciliation of Free Cash Flow)

	Fiscal Year Ending December 31
(In $ millions)	2012(A)	2013(E)	2014(P)	2015(P)	2016(P)
Net Income (Loss)	$8.2	$(23.1)	$(61.2)	$(55.9)	$(16.0)
Plus: Depreciation	1.5	1.3	1.3	1.3	1.2
Plus: Amortization/Impairment	15.4	7.8	7.8	3.4	2.6
Plus: Stock-based Compensation	3.1	3.6	3.9	4.0	4.2
Less: Capital Expenditures	(1.0)	(0.5)	(0.5)	(0.6)	(0.6)
Plus (Less): Other, Net	(2.9)	0.7	—	—	—
Free Cash Flow	$24.3	$(10.2)	$(48.7)	$(47.8)	$(8.6)

  The Operating Plan Forecasts—"Optimistic" Scenario

"Optimistic" Scenario (Reconciliation of Free Cash Flow)

	Fiscal Year Ending December 31
(In $ millions)	2012(A)	2013(E)	2014(P)	2015(P)	2016(P)
Net Income (Loss)	$8.2	$(23.1)	$(61.2)	$(52.6)	$(2.8)
Plus: Depreciation	1.5	1.3	1.3	1.3	1.2
Plus: Amortization/Impairment	15.4	7.8	7.8	3.4	2.6
Plus: Stock-based Compensation	3.1	3.6	3.9	4.0	4.2
Less: Capital Expenditures	(1.0)	(0.5)	(0.5)	(0.6)	(0.6)
Plus (Less): Other, Net	(2.9)	0.7	—	—	—
Free Cash Flow	$24.3	$(10.2)	$(48.7)	$(44.5)	$4.6

  The Operating Plan Forecasts—"Downside" Scenario

"Downside" Scenario (Reconciliation of Free Cash Flow)

	Fiscal Year Ending December 31
(In $ millions)	2012(A)	2013(E)	2014(P)	2015(P)	2016(P)
Net Income (Loss)	$8.2	$(23.1)	$(71.5)	$(69.7)	$(43.5)
Plus: Depreciation	1.5	1.3	1.3	1.3	1.2
Plus: Amortization/Impairment	15.4	7.8	7.8	3.4	2.6
Plus: Stock-based Compensation	3.1	3.6	3.9	4.0	4.2
Less: Capital Expenditures	(1.0)	(0.5)	(0.5)	(0.6)	(0.6)
Plus (Less): Other, Net	(2.9)	0.7	—	—	—
Free Cash Flow	$24.3	$(10.2)	$(59.0)	$(61.6)	$(36.1)

  The Operating Plan Forecasts—"No Funding" Scenario

"No Funding" Scenario (Reconciliation of Free Cash Flow)

	Fiscal Year Ending December 31
(In $ millions)	2012(A)	2013(E)	2014(P)	2015(P)	2016(P)
Net Income (Loss)	$8.2	$(23.1)	$(50.1)	$41.2	$(6.2)
Plus: Depreciation	1.5	1.3	1.3	1.3	1.2
Plus: Amortization/Impairment	15.4	7.8	7.8	3.4	2.6
Plus: Stock-based Compensation	3.1	3.6	3.9	4.0	4.2
Less: Capital Expenditures	(1.0)	(0.5)	(0.5)	(0.6)	(0.6)
Plus (Less): Other, Net	(2.9)	0.7	—	—	—
Free Cash Flow	$24.3	$(10.2)	$(37.6)	$49.3	$1.2

        Available Information.    The Shares are registered under the Exchange Act. Accordingly, Astex is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Astex's directors and officers, their remuneration, stock options granted to them, the principal holders of Astex's securities, any material interests of such persons in transactions with Astex and other matters is required to be disclosed in proxy statements, the most recent one having been filed with the SEC on April 29, 2013 and distributed to Astex's stockholders on or about May 3, 2013. Such information also will be available in Astex's Solicitation/Recommendation Statement on Schedule 14D-9 and the Information Statement annexed thereto. Such reports, proxy statements and other information filed by Astex with the SEC are available for inspection at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including Astex, that file electronically with the SEC.

8.  Certain Information Concerning Parent and Purchaser.

        Parent is a joint stock company organized under the laws of Japan. Its principal offices are located at 2-9 Kanda, Tsukasa-machi, Chiyoda-ku, Tokyo 101-8535, Japan. The telephone number of Parent's principal offices is +81-3-6717-1400. Parent is a direct wholly owned subsidiary and primary operational entity of Otsuka Holdings Co., Ltd., a joint stock company organized under the laws of Japan ("Ultimate Parent") and has the same principal business as Ultimate Parent. Parent is a leading pharmaceutical and neutriceutical products company based in Japan and listed on the Tokyo Stock Exchange. While Parent and Ultimate Parent were established in 1964 and 2008, respectively, the origin of the current Otsuka group dates back to 1921 when Busaburo Otsuka founded Otsuka Pharmaceutical (Otsuka seiyaku kougyou bu), a factory manufacturing chemical compounds in Naruto, Tokushima Prefecture, Japan (known today as Otsuka Pharmaceutical Factory Inc.). Today Ultimate Parent is one of Japan's leading pharmaceutical companies with 71 consolidated subsidiaries and 14 affiliates (accounted for under the equity method), as of March 31, 2013. Ultimate Parent's total net sales for the fiscal year ended March 2012 equaled ¥1,218,055 million (approximately $12,180,550,000 (¥100=$1)). Ultimate Parent's principal offices are located at Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8241, Japan. The telephone number of Ultimate Parent's principal offices is +81-3-6717-1410.

        Purchaser is a Delaware corporation formed on September 3, 2013 solely for the purpose of completing the Offer and the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. Purchaser's principal offices are located at 2-9 Kanda, Tsukasa-machi, Chiyoda-ku, Tokyo 101-8535, Japan. Purchaser has minimal assets and liabilities other than the contractual rights and obligations related to the Merger Agreement. Upon the completion of the Merger, Purchaser will cease to exist and Astex will continue as the surviving corporation. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Purchaser's principal offices and telephone number are the same as Parent's.

        Purchaser is a direct wholly owned subsidiary of Otsuka America, Inc., a Delaware corporation ("Direct Parent"), and Direct Parent is an indirect wholly owned subsidiary of Parent. Direct Parent's principal business is the same as Parent's. Direct Parent's principal offices are located at One Embarcadero Center, Suite 2020, San Francisco, CA 94111. The telephone number of Direct Parent's principal offices is (415) 986-5300.

        The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the members, directors or executive officers of Ultimate Parent, Direct Parent, Parent and Purchaser are listed in Schedule I to this Offer to Purchase.

        During the last five years, to the best knowledge of Purchaser, Ultimate Parent, Direct Parent and Parent, none of Purchaser, Ultimate Parent, Direct Parent, Parent or any of the persons listed in Schedule I to this Offer to Purchase (1) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

        To the best knowledge of Purchaser and Parent, except as described above or in Schedule I hereto (1) none of Purchaser, Ultimate Parent, Direct Parent, Parent or any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (2) none of Purchaser, Ultimate Parent, Direct Parent, Parent or any of the persons referred to in Schedule I hereto nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

        Except as provided in the Merger Agreement and related agreements described below at Section 11—"The Merger Agreement; Other Agreements," the Confidentiality Agreement or as otherwise described in this Offer to Purchase, to the best knowledge of Purchaser, Ultimate Parent, Direct Parent and Parent , none of Purchaser, Ultimate Parent, Direct Parent, Parent or any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Astex (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations).

        Except as set forth in this Offer to Purchase, to the best knowledge of Purchaser, Ultimate Parent, Direct Parent and Parent, none of the Purchaser, Ultimate Parent, Direct Parent, Parent or any of the persons listed in Schedule I hereto, has had any business relationship or transaction with Astex or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Ultimate Parent, Parent, Direct Parent or any of their subsidiaries or, to the best knowledge of Purchaser, Ultimate Parent, Direct Parent and Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Astex or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Purchaser with the SEC, are available for inspection at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Purchaser has filed electronically with the SEC.

9.  Source and Amount of Funds.

        Completion of the Offer is not conditioned upon obtaining financing. Because the only consideration to be paid in the Offer and the Merger is cash, the Offer is to purchase all then outstanding Shares, and there is no financing condition to the completion of the Offer, we believe the financial condition of Parent and Purchaser is not material to a decision by a holder of Shares whether to sell, hold or tender Shares in the Offer.

        Parent and Purchaser estimate that the total funds required to complete the Offer and the Merger, and to pay related transaction fees and expenses will be approximately $886 million. Purchaser anticipates funding these payments only with cash on hand.

10.  Background of the Transaction; Past Contacts or Negotiations with Astex.

        As part of its plan to position itself for future growth and develop new, innovative products for its customers, Parent has focused on growing the research and development side of its pharmaceutical business and, in particular, expanding its portfolio in the oncology field.

        Against this background, Parent has been examining a range of options to enhance its research and development pipeline and broaden its position in the field of cancer therapy.

        On January 25, 2013, representatives of Parent met with Astex Chief Business Officer Martin Buckland, D. Phil and Astex Chief Medical Officer Dr. Mohammad Azab in Japan to discuss a potential licensing arrangement between Parent and Astex for SGI-110. The parties decided not to pursue a business relationship at that time.

        On June 25, 2013, Klaus Julicher, a board member of Parent subsidiary Otsuka Nobel Products GmbH, first introduced the possibility of acquiring Astex to President and Representative Director of Parent Taro Iwamoto, Ph.D.

        On July 2, 2013, Mr. Julicher and Tomoya Adachi, a senior manager of Parent's Oncology Business Development Project, visited Astex's Cambridge, United Kingdom research and development facility where they met with certain of Astex's senior management including President and board member Harren Jhoti, Ph.D. During the visit certain of Astex's facilities and technology were introduced to Mr. Julicher and Mr. Adachi.

        On July 3, 2013, Mr. Adachi asked representatives of Jefferies, LLC ("Jefferies"), Astex's financial advisor, to provide Parent with Astex's form of confidentiality and non-disclosure agreement. On the same day, on behalf of Astex, Jefferies provided such form of confidentiality and non-disclosure agreement to Mr. Adachi and the parties subsequently executed the confidentiality and non-disclosure agreement.

        On July 6, 2013, Astex sent certain confidential information regarding its technology, business, and research and development pipeline to Mr. Adachi through representatives of Jefferies. In addition, Astex gave Parent access to an electronic data room to facilitate its due diligence review. During the balance of July 2013 and August 2013, Parent and its advisors, including Parent's legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden"), conducted their due diligence review of the information in Astex's electronic data room, and held meetings and discussions with Astex and its advisors with respect to such review.

        On July 10, 2013, Parent retained Goldman Sachs Japan Co. ("Goldman Sachs") as its financial advisor for the proposed transaction.

        On July 11, 2013, Mr. Adachi spoke with James Manuso, Ph.D., Chairman of the Board and Chief Executive Officer of Astex, about a potential visit to Astex's California headquarters; however, no visit took place as a result of such discussions.

        On July 16, 2013, representatives of Goldman Sachs held a teleconference with representatives of Jefferies to inform Jefferies that Goldman Sachs had been retained as Parent's financial advisor. During the teleconference, Goldman Sachs and Jefferies discussed several logistical matters related to the proposed transaction, including (i) that Parent would submit a non-binding indication of interest to Astex on August 20, 2013, (ii) access to certain confidential information of Astex and possible additional site visits to Astex facilities, (iii) the submission of Parent's final, binding offer and proposed form of merger agreement on August 27, 2013, and (iv) the potential timeline leading up to the announcement of a potential transaction during the week of September 2, 2013.

        On July 23, 2013, Jefferies sent an e-mail to representatives of Goldman Sachs setting forth the process for the submission of a proposal.

        On July 24, 2013, personnel from Parent and Astex, together with representatives of Jefferies and Goldman Sachs, held a teleconference related to Parent's due diligence of Astex's clinical development activities.

        On July 28, 2013, senior management of Astex including Dr. Manuso, Dr. Jhoti, and Dr. Azab held a working dinner meeting in Cambridge with members of Parent's team working on the transaction to discuss the proposed transaction.

        On July 29, 2013, Astex's senior management team, including Dr. Manuso, Dr. Jhoti and Dr. Azab, held a meeting with Parent's team at Astex's Cambridge facility, including a site tour, Q&A session and management presentations. Representatives of Goldman Sachs and Jefferies also attended this meeting.

        On July 30, 2013, on behalf of Astex, Jefferies provided to representatives of Goldman Sachs the draft of Astex's proposed form of merger agreement, which was prepared by Astex's outside legal counsel, Wilson, Sonsini, Goodrich & Rosati, P.C. ("WSGR"). The proposed form of merger agreement provided for the acquisition of Astex by Parent through a tender offer and second-step merger. Representatives of Goldman Sachs distributed the proposed form of merger agreement to Parent, which in turn provided it to Skadden for review and comment.

        On August 1, 2013, personnel from Parent's finance department, Parent's external tax and accounting advisor Deloitte Touche Tohmatsu Limited, representatives of Goldman Sachs, representatives of Jefferies, Astex, and Astex's tax and accounting advisor Ernst & Young LLP held a teleconference with respect to Parent's due diligence of Astex's tax and accounting practices.

        On August 2, 2013, personnel from Parent's and Astex's respective intellectual property-related departments, Parent's legal advisor for intellectual property matters Foley & Lardner LLP and representatives of Goldman Sachs and Jefferies held a teleconference with respect to Parent's due diligence of Astex's intellectual property.

        On the same day, Michael Levy, the Executive Vice President Global Alliance Management and Partnerships for Parent subsidiary Otsuka Pharmaceutical Development & Commercialization Inc., informed representatives of Jefferies that Mr. Levy was recommending to Parent that Parent acquire all outstanding shares of Astex common stock. Mr. Levy also stated that Parent's senior scientific and clinical development executives were meeting later that day to consider the transaction.

        On August 5, 2013, Parent and Astex entered into an amendment to the Confidentiality Agreement providing, among other things, that the confidentiality obligations therein would remain in effect for a period of five years from the execution of the Confidentiality Agreement.

        On August 6, 2013, Dr. Iwamoto and other members of Parent's team conducted management interviews of Dr. Manuso and Dr. Jhoti at Astex's Cambridge facility.

        On August 9, 2013, Parent's board of directors gave its approval to Dr. Iwamoto and his team to continue moving forward with the acquisition process of Astex, and also to submit an initial non-binding offer to Astex on August 20, 2013.

        On August 12, 2013, representatives of Goldman Sachs held a teleconference with representatives of Jefferies to inform them that Parent's board of directors had given its approval for Parent to proceed towards a transaction with Astex.

        On August 19, 2013, Skadden sent to WSGR a revised form of merger agreement via e-mail with provisions providing for enhanced representations and warranties to be made by Astex, as well as additional provisions with respect to Astex's board of directors' fiduciary duties with respect to competing acquisition proposals and non-solicitation.

        On August 20, 2013, the board of directors of Ultimate Parent approved an initial non-binding offer price of $7.75 per share of Astex's common stock, and to delegate the decision as to whether to enter into the Merger Agreement to Parent's board of directors.

        On August 20, 2013, representatives of Goldman Sachs informed representatives of Jefferies of Parent's initial non-binding offer of $7.75 per share of Astex common stock, which had been approved by the board of Ultimate Parent. Representatives of Goldman Sachs and Jefferies confirmed that the binding bid and proposed form of merger agreement would be submitted by Parent to Astex on August 27, 2013.

        On August 21, 2013, Skadden and WSGR held a teleconference to discuss Skadden's revised form of merger agreement and to discuss points of disagreement with respect to Skadden's proposed draft.

        On the same date, Dr. Iwamoto called Dr. Jhoti to express his gratitude with respect to the August 6, 2013 meetings at Astex's Cambridge facility, and confirmed to Dr. Jhoti that Ultimate Parent's board of directors continued to support the proposed acquisition by Parent of Astex.

        On August 24, 2013, representatives of Goldman Sachs and Jefferies held a teleconference to discuss the progress of negotiations of the form of merger agreement and related matters.

        On August 26, 2013, WSGR sent a further revised form of merger agreement to Skadden, with certain modified provisions, including the non-solicitation provision.

        On August 27, 2013, representatives of Goldman Sachs, on behalf of Parent, provided Parent's binding proposal of $8.25 per share of Astex common stock to Astex, along with a further revised form of merger agreement.

        In the morning of August 29, 2013, Mr. Levy held a teleconference with representatives of Jefferies. On behalf of Astex, Jefferies requested that Parent raise its proposed purchase price from $8.25 per share to $8.50 per share and, if increased, Astex had indicated that it would be willing to enter into a one-week exclusivity period in which to finalize negotiations on a definitive merger agreement which could be presented to Astex's board of directors on September 4, 2013. Mr. Levy told the representatives of Jefferies that he would need to confirm with Dr. Iwamoto, Tatsuo Higuchi, Representative Director and President of Ultimate Parent, and Akihiko Otsuka, the Chairman and Representative Director of Ultimate Parent, and that he would respond within 24 hours.

        On the same day, Skadden and WSGR negotiated and resolved selected terms of the merger agreement, including the provisions relating to Astex's no shop obligations, the change of recommendation by the Astex board, and the termination of the merger agreement. The parties agreed on such terms.

        Later on August 29, 2013, Mr. Levy consulted with Dr. Iwamoto regarding his conversation with representatives of Jefferies the previous day, and Dr. Iwamoto in turn consulted with Mr. Otsuka and Mr. Higuchi. Following such discussions, Dr. Iwamoto informed Mr. Levy that Parent was willing to proceed with the transaction with an offer price of $8.50 per share. Mr. Levy communicated this information to representatives of Jefferies.

        On August 30, 2013, representatives of Goldman Sachs confirmed the information that had been provided to Mr. Levy the previous day with representatives of Jefferies. Representatives of Goldman Sachs also confirmed that Parent would not seek to have executed any employment agreements with key Astex personnel upon execution of the definitive merger agreement.

        On the same day, Parent and Astex entered into an exclusivity letter providing Parent with exclusivity until September 6, 2013.

        Between August 30 and September 4, 2013, Skadden and WSGR negotiated the remaining terms of the merger agreement. Representatives of Astex and Parent, as well as their respective legal advisors, concurrently conducted telephone calls and exchanged e-mail communication in order to review the status of pending due diligence items and transaction documents during this time.

        During the day on September 4, 2013, September 5, 2013 Tokyo time, before the close of trading on the Nasdaq Stock Market, a newspaper in Japan published a story indicating that Parent would acquire Astex. Following the release of this story, the Shares experienced a significant increase in price and trading volume on the Nasdaq Stock Market.

        On September 4, 2013, on behalf of Astex, Jefferies informed representatives of Goldman Sachs that the Astex board of directors unanimously approved the Merger Agreement and related transactions contemplated thereby.

        On September 5, 2013 (Tokyo time), following the receipt of Parent board approval, which occurred after the close of trading on the Nasdaq Stock Market on Thursday, September 4, 2013 (New York time), Parent, Purchaser and Astex executed and delivered the Merger Agreement.

        Astex's Solicitation/Recommendation Statement on Schedule 14D-9, which will be filed by Astex with the SEC and mailed to Astex's stockholders, includes additional information on the background, negotiations and other activities related to potential transactions involving Astex. See the section titled "Background" in Item 4 of the Schedule 14D-9.

        Neither Parent nor Astex have engaged in any transactions with the other in excess of one percent of Astex's gross revenues during 2011, 2012 or 2013. Similarly, during the same period Parent and its subsidiaries have not engaged in any transactions with any director or officer of Astex.

11.  The Merger Agreement; Other Agreements

  Merger Agreement

        The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference, and a copy of which has been filed as an exhibit to the Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8—"Certain Information Concerning Parent and Purchaser." Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

        The Offer.    The Merger Agreement provides that Purchaser will commence the Offer on the date as promptly as practicable but in no event later than the date that is ten business days after the date of the Merger Agreement. Purchaser's obligation to accept for payment and pay for Shares validly tendered in the Offer and not validly withdrawn is subject only to the satisfaction of the Minimum Condition, the Antitrust Condition and the other conditions that are described in Section 15—"Certain Conditions of the Offer" in this Offer to Purchase (together with the Minimum Condition and the Antitrust Condition, the "Offer Conditions"). Subject to the satisfaction of the Minimum Condition, the Antitrust Condition and the other Offer Conditions, the Merger Agreement provides that Purchaser will accept for payment and pay for all Shares validly tendered and not validly withdrawn in the Offer promptly after the Expiration Date.

        Parent and Purchaser expressly reserve the right to waive any of the Offer Conditions and to make other changes in the terms and conditions of the Offer, except that Astex's prior written consent is required for Parent and Purchaser to:

  •
  waive the Minimum Condition, the Antitrust Condition or the condition that provides that the Offer has not been prohibited or made illegal as a result of a law or order promulgated by a governmental authority;

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  change the form of consideration payable in the Offer;

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  decrease the Offer Price;

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  decrease the number of Shares sought in the Offer;

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  extend the Expiration Date of the Offer in any manner other than as permitted under the Merger Agreement;

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  impose conditions to the Offer that are in addition to the Offer Conditions;

  •
  modify the Offer Conditions; or

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  amend any of the terms and conditions to the Offer in any manner adverse to holders of Shares.

        The Merger Agreement contains provisions to govern the circumstances in which Purchaser is required or permitted to extend the Offer. Specifically, the Merger Agreement provides that:

  •
  Purchaser will extend the Offer for any period required by any law, order, or any rule, regulation or position of the SEC or its staff or the NASDAQ Stock Market, in any such case which is applicable to the Offer.

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  Purchaser will extend the Offer, in the event that the Antitrust Condition or any of the other conditions to the Offer, other than the Minimum Condition, are not satisfied or waived as of any scheduled Expiration Date, for successive extension periods of ten business days each (or any longer period as may be approved in advance by Astex) unless the Merger Agreement is terminated earlier in accordance with its terms.

  •
  Purchaser will extend the Offer if on any scheduled Expiration Date, the Minimum Condition is not satisfied but all other conditions to the Offer are satisfied or have been waived, for a ten business day period (or any longer period as may be approved in advance by Astex) on two occasions unless the Merger Agreement is terminated earlier in accordance with its terms.

        However, the foregoing will not be deemed to impair, limit or otherwise restrict in any manner the right of the parties to terminate the Merger Agreement pursuant to its terms, including a party's right to terminate the Merger Agreement if the Offer shall have expired or been terminated without Purchaser having accepted for payment any Shares tendered pursuant to the Offer on or before January 31, 2014.

        Purchaser may, if permitted, provide a "subsequent offering period" in accordance with Rule 14d-11 under the Exchange Act of not less than three and not more than 20 business days. Purchaser is required to accept for payment and promptly pay for any Shares validly tendered during any subsequent offering period. Purchaser shall not commence any "subsequent offering period" after the Acceptance Time if the Merger can be effected pursuant to either (i) Section 251(h) of the DGCL or (ii) Section 253 of the DGCL.

        Purchaser has agreed that it will not terminate the Offer prior to any scheduled Expiration Date without the prior written consent of Astex, except if the Merger Agreement is terminated pursuant to its terms. If the Merger Agreement is terminated pursuant to its terms, then Purchaser is required to promptly (but in any event within one business day) terminate the Offer and cause the Depositary to promptly return all Shares tendered in the Offer.

        Parent has agreed to provide or cause to be provided to Purchaser on a timely basis the funds necessary to pay for any Shares that Purchaser becomes obligated to accept for payment and pay for pursuant to the Offer and to cause Purchaser to fulfill all of Purchaser's obligations under the Merger Agreement.

        Recommendation.    Astex has represented in the Merger Agreement that the Astex board of directors has, at a meeting duly called and held, (1) determined that it is in the best interests of Astex and its stockholders, and declared it advisable, to enter into the Merger Agreement, (2) based on written representations and warranties made by Parent and Purchaser, determined that neither Parent nor Purchaser is an "interested stockholder" as defined in Section 203(c) of the DGCL, (3) approved the execution and delivery by Astex of the Merger Agreement, the performance by Astex of its covenants and agreements contained therein and the consummation of the Offer and the Merger upon the terms and subject to the conditions contained therein, and (4) resolved to recommend that the holders of Shares accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if required by the applicable provisions of Delaware Law, adopt the Merger Agreement; provided, however, that such recommendation may be withheld, withdrawn, amended or modified in accordance with the terms of the Merger Agreement.

        Astex has agreed to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 in a manner that complies with Rule 14D-9 under the Exchange Act as soon as reasonably practicable on the date of filing of the Schedule TO. Parent has also agreed, to the extent requested by Astex, to disseminate the Solicitation/Recommendation Statement on Schedule 14D-9 together in the same mailing or form of distribution as this Offer to Purchase.

        Astex's Board of Directors.    Under the Merger Agreement, effective upon Purchaser's initial acceptance for payment of the Shares pursuant to and subject to the conditions of the Offer ("Acceptance Time") and from time to time thereafter, Parent is entitled to elect or designate a number of directors, rounded up to the next whole number, to the board of directors of Astex that is equal to the total number of directors on Astex's board of directors (giving effect to the directors so elected or designated by Parent) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser and Parent bears to the total number of Shares then outstanding. At Parent's request, Astex will either take all actions necessary to increase the size of Astex's board of directors, or secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Parent's designees to be so elected or designated to Astex's board of directors, and will take all actions necessary to enable Parent's designees to be so elected or designated at such time. Astex also agreed, at Parent's request, to cause Parent's designees to serve, in the same relative percentage as they hold on the board of directors, on each committee of Astex's board of directors, each board of directors (or similar body) of each Astex subsidiary and each committee (or similar body) of each such board.

        Following the election or appointment of Parent's designees to Astex's board of directors as described above until the Effective Time, the approval of a majority of the Continuing Directors is required for:

  •
  any amendment or termination of the Merger Agreement on behalf of Astex;

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  any amendment of the Merger Agreement requiring action by the Astex board of directors;

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  any extension of time for performance of any obligation or action under the Merger Agreement by Parent or Purchaser;

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  any exercise, enforcement or waiver of compliance with any of the agreements or conditions contained in the Merger Agreement for the benefit of Astex;

  •
  any amendment of the certificate of incorporation or bylaws of Astex that would adversely affect the holders of the Shares; or

  •
  any other action (including any determination, approval or authorization) to be taken or not to be taken on behalf of Astex under or in connection with the Merger Agreement or the transactions contemplated under the Merger Agreement; provided however, that following the Acceptance Time, Parent may cause its designees elected or appointed to the Astex board of directors to withdraw or modify any Company Board Recommendation Change that may have been made prior to such time without the approval of the majority of the Continuing Directors.

        "Continuing Director" means any of the at least two directors of Astex who are directors on the date of the Merger Agreement, who are not employed by Astex and who are not affiliates or employees of Parent or any of its subsidiaries, and who are independent directors for purposes of the continued listing requirements of Nasdaq; provided that, if the number of Continuing Directors shall be reduced below two for any reason whatsoever, the remaining Continuing Director shall be entitled to designate any other person(s) who shall not be an affiliate or employee of Parent or any of its subsidiaries to fill such vacancies and such person(s) shall be deemed to be a Continuing Director(s) for purposes of the Merger Agreement; provided further, that the remaining Continuing Director shall fill such vacancies as soon as practicable, but in any event within ten business days, and further provided that if no such Continuing Director is appointed in such time period, Parent shall designate such Continuing Director; provided further, that if no Continuing Director then remains, the other directors shall designate two persons who shall not be affiliates, consultants, representatives or employees of Parent or any of its subsidiaries to fill such vacancies and such persons shall be deemed to be Continuing Directors for purposes of the Merger Agreement.

        The Merger.    The Merger Agreement provides that, following completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time:

  •
  Purchaser will be merged with and into Astex, and the separate existence of Purchaser will cease;

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  Astex will continue as the surviving corporation of the Merger (which we refer to as the "Surviving Corporation");

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  the Merger will be governed by Section 251(h) or, solely if Section 251(h) is unavailable, Section 253 of the DGCL; and

  •
  the Surviving Corporation will continue to be governed by the laws of the state of Delaware.

        At the Effective Time, the certificate of incorporation of Astex shall be amended and restated in its entirety to read identically to the certificate of incorporation of Purchaser, as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation; provided, however, that at the Effective Time the certificate of incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "Astex Pharmaceuticals, Inc." The directors of Purchaser immediately prior to the Effective Time shall become the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

        The obligations of Astex and Parent to complete the Merger are subject to the satisfaction or waiver by Astex and Parent of the following conditions, any of which may be waived in whole or in part by Parent, Purchaser and Astex, as the case may be, to the extent permitted by applicable law:

  •
  the affirmative vote of the holders of a majority of outstanding Shares to approve and adopt the Merger Agreement (the "Required Company Stockholder Vote") has been obtained, if required pursuant to the requirements of the DGCL;

  •
  Purchaser has accepted for payment all Shares validly tendered and not validly withdrawn in the Offer; and

  •
  no law or order has been enacted or promulgated by any governmental authority that prohibits the consummation of the Merger and no governmental authority has issued any order (whether temporary, preliminary or permanent) that prohibit consummation of the Merger (collectively, a "Restraint").

        Conversion of Capital Stock.    At the Effective Time:

  •
  Shares issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with the following bullet point, and other than Shares held by a holder who properly exercises appraisal rights with respect to the Shares) will be converted into the right to receive $8.50 or any greater per Share price paid in the Offer, without interest and subject to any withholding of taxes as required by applicable law;

  •
  Shares held by Astex held by Astex, Parent, Purchaser or any direct or indirect wholly owned subsidiary of Astex, Parent or Purchaser immediately prior to the Effective Time will be canceled and extinguished, and no payment will be delivered in exchange for those Shares; and

  •
  Each share of common stock, par value $0.001 per share, of Purchaser that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

        After the Effective Time, the Shares will be canceled and retired and will cease to exist, and the holders of certificates or book-entry shares that immediately prior to the Effective Time represented Shares will cease to have any rights with respect to the Shares other than the right to receive, upon the surrender of the certificates or book-entry shares, the Offer Price, without interest and subject to any withholding of taxes as required by applicable law. As of the Effective Time, Parent has agreed to deposit with the paying agent for the Merger the aggregate consideration to be paid to holders of Shares in the Merger.

        Treatment of Options.    The vesting of each outstanding option to purchase Shares granted pursuant to any Astex equity compensation plan will be accelerated in full immediately prior to the Acceptance

Time and each such outstanding option will be canceled at the Acceptance Time and converted into the right to receive a cash payment equal to the total number of Shares subject to the option, if any, immediately prior to the Acceptance Time, multiplied by the amount by which the Offer Price exceeds the exercise price per Share of such option, without any interest and less any applicable withholding of taxes (the "Option Consideration"). The Option Consideration will be payable by the Surviving Corporation within three (3) business days following the Effective Time.

        Employee Stock Purchase Plan.    Astex will take all actions necessary to cause the rights of participants in the Astex employee stock purchase plan ("ESPP") with respect to any offering period then underway to be determined by treating the last business day prior to, or if more administratively advisable, the last payroll date of Astex immediately prior to, the Acceptance Time, as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened and final offering period but otherwise treating such shortened and final offering period as a fully effective and completed offering period for all purposes under the ESPP. Astex will take all actions necessary so that the ESPP will terminate immediately prior to and effective as of the Acceptance Time. All amounts withheld by Astex on behalf of the participants in the ESPP that have not been used to purchase Shares prior to the Effective Time will be returned to the participants without interest pursuant to the terms of the ESPP.

        Merger Without a Meeting of Stockholders; Stockholders' Meeting.    In the event that the Merger can be effected pursuant to Section 251(h) of the DGCL, then following the consummation of the Offer, each of Parent, Purchaser and Astex will take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after the Acceptance Time, without a meeting of the stockholders of Astex, in accordance with Section 251(h) of the DGCL and upon the terms and subject to the conditions of the Merger Agreement. In the event that the Merger cannot be effected pursuant to Section 251(h) of the DGCL, then if Parent, Purchaser and any other subsidiary of Parent, holds in the aggregate at least 90% of the issued and outstanding Shares following the consummation of the Offer, then each of Parent, Purchaser and Astex will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the Acceptance Time, without a meeting of the stockholders of Astex, in accordance with Section 253 of the DGCL.

        If a meeting of Astex's stockholders is required to complete the Merger, Astex has agreed to establish a record date for, call, give notice of, convene and hold a meeting of the Astex shareholders (the "Company Stockholder Meeting") as promptly as practicable following the date of the Merger Agreement for the purpose of voting upon the adoption of the Merger Agreement in accordance with the DGCL.

        The Merger Agreement also provides that Parent will vote, or cause to be voted, all of the Shares then owned by it or Purchaser in favor of the approval and adoption of the Merger Agreement.

        Representations and Warranties.    The Merger Agreement contains representations and warranties made by Astex to Parent and Purchaser and representations and warranties made by Parent and Purchaser to Astex. The representations and warranties in the Merger Agreement were made solely for purposes of the Merger Agreement, were the product of negotiations among Astex, Parent and Purchaser, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. Some of those representations and warranties may not be accurate or complete as of any particular date because they are subject to a contractual standard of materiality or material adverse effect different from that generally applicable to public disclosures to stockholders or used for the purpose of allocating risk between the parties to the Merger Agreement rather than establishing matters of fact. Moreover, inaccuracies in the representations and warranties are subject to waiver by the parties to the Merger Agreement without notice. Accordingly, you should not rely on the representations and warranties contained in the Merger Agreement as statements of actual facts.

        In the Merger Agreement, Astex has made customary representations and warranties to Parent and Purchaser with respect to, among other things:

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  corporate matters related to Astex and its subsidiaries, such as organization, good standing, qualification, power and authority;

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  the authorization and validity of the Merger Agreement, including approval by Astex's board of directors;

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  the vote otherwise required for approval of the Merger Agreement if DGCL 251(h) was not in effect;

  •
  required consents and approvals, and no violations of laws, governance documents or agreements;

  •
  its capitalization;

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  public SEC filings and compliance with the Sarbanes-Oxley Act of 2002, as amended

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  financial statements and internal controls;

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  the absence of undisclosed liabilities;

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  conduct of business and the absence of a Company Material Adverse Effect;

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  material contracts;

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  assets and title to property

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  intellectual property;

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  taxes;

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  employee benefit plans, ERISA matters and certain related matters;

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  labor matters;

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  permits and compliance with laws;

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  environmental matters;

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  the absence of litigation;

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  insurance;

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  related party transactions;

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  brokers' fees and expenses;

  •
  the opinion of its financial advisor;

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  the inapplicability of state takeover laws; and

  •
  Astex's Solicitation/Recommendation Statement on Schedule 14D-9 and any proxy statement of Astex required in connection with the Merger and the transactions contemplated by the Merger Agreement and information supplied for inclusion in the Schedule TO and the other Offer documents.

        Some of the representations and warranties in the Merger Agreement made by Astex are qualified as to "materiality" or "Company Material Adverse Effect." For purposes of the Merger Agreement, a "Company Material Adverse Effect" means any (i) change, effect, event, violation, circumstance or development (each a "Change", and collectively, "Changes"), individually or in the aggregate, and taken together with all other Changes that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, that has had or would reasonably be expected to have a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition or results of operations of Astex and its subsidiaries, taken as a whole or (ii) a Change that would prevent, materially delay or materially impair the ability of Astex to consummate the Merger and the transactions contemplated by the Merger Agreement; provided, however, that no Change (by itself or when aggregated or taken together with any and all other Changes) directly or indirectly resulting from, attributable to or arising out of any of the following shall be deemed to be or constitute a "Company Material Adverse Effect," and no Change (by itself or when aggregated or taken together with any and all other such Changes) directly or indirectly resulting from, attributable to or arising out of any of the following shall be taken into account when determining whether a "Company Material Adverse Effect" has occurred or may, would or could occur, to the extent such Changes do not disproportionately affect Astex and its subsidiaries in any material respect relative to other companies operating in any industry or industries in which Astex operates in the events of the first six bullets below:

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  general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

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  conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

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  conditions (or changes in such conditions) in the industries in which Astex and its subsidiaries conduct business;

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  political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

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  earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

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  changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

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  the announcement of the Merger Agreement or the pendency or consummation of the transactions contemplated therein, including (A) the identity of Parent, (B) the loss or departure of officers or other employees of Astex or any of its subsidiaries, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any contracts with customers, suppliers, distributors or other business partners, and (D) any other negative development (or potential negative development) in Astex's relationships with any of its customers, suppliers, distributors or other business partners;

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  the results of any clinical trials being conducted by or on behalf of Astex or its subsidiaries (or the announcements thereof);

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  any patent expiry or loss of exclusivity which would result in a reduction of anticipated revenue from any Astex product;

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  any actions taken or failure to take action, in each case, by Parent or any of its controlled affiliates, or to which Parent has consented to or requested; or the taking of any action required by the Merger Agreement; or the failure to take any action prohibited by the Merger Agreement;

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  changes in Astex's stock price or the trading volume of Astex's stock, in and of itself, or any failure by Astex to meet any public estimates or expectations of Astex's revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Astex to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); and

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  any legal proceedings made or brought by any of the current or former stockholders of Astex (on their own behalf or on behalf of Astex) against Astex, including legal proceedings arising out of the Merger or in connection with any other transactions contemplated by the Merger Agreement.

        In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to Astex with respect to, among other things:

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  corporate matters, such as organization, good standing, qualification, power and authority;

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  the authorization and validity of the Merger Agreement;

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  required consents and approvals, and no violations of laws, governance documents or agreements;

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  the absence of litigation;

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  the Schedule TO and the other Offer documents and information supplied for inclusion in any proxy statement of Astex required in connection with the Merger and the transactions contemplated by the Merger Agreement;

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  ownership of securities of Astex;

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  broker's fees and expenses;

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  absence of operations of Purchaser; and

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  available funds to complete the Offer and the Merger.

        Some of the representations and warranties in the Merger Agreement made by Parent and Purchaser are qualified as to "materiality" or to the extent that a breach of such representation or warranty would not, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Purchaser to consummate the Merger and the transactions contemplated by the Merger Agreement or the performance by Parent or Purchaser of their respective covenants and obligations thereunder.

        None of the representations and warranties contained in the Merger Agreement or in any instrument delivered pursuant to the Merger Agreement survive the Effective Time.

        Conduct of Business Pending the Merger.    Except as expressly permitted by the terms of the Merger Agreement, or unless Parent has otherwise approved (such approval not to be unreasonably withheld, delayed or conditioned), Astex has agreed that, from the date of the Merger Agreement until the earlier of (1) the termination of the Merger Agreement or (2) the Acceptance Time, Astex will and will cause its subsidiaries to:

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  carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted; and

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  use its reasonable best efforts, consistent with past practices and policies, to keep available the services of the current officers, key employees and consultants of Astex and each of its subsidiaries, and preserve the current relationships of Astex and each of its subsidiaries with customers, suppliers and other persons with whom Astex or any of its subsidiaries has significant business relations as is reasonably necessary to preserve substantially intact its business organization.

        In addition, except as disclosed prior to execution of the Merger Agreement, as required by applicable law, as expressly permitted by the Merger Agreement or as consented to in writing by Parent (such consent not to be unreasonably withheld, delayed or conditioned), from the date of the Merger Agreement until the earlier of (1) the termination of the Merger Agreement or (2) the Acceptance Time, Astex will not, and will not permit its subsidiaries to, among other things and subject to certain exceptions:

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  amend its certificate of incorporation, bylaws or other organizational documents;

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  issue, sell, pledge, dispose of, grant, deliver, transfer, encumber, or agree, authorize, or commit to the issue, sale pledge, disposition of, grant, delivery, transfer, or encumbrance of, (in each case, whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), any Shares or other Astex securities, except for (A) the issuance and sale of Shares upon the exercise of Options or Warrants, in each case, outstanding as of the date of the Merger Agreement or issued after such date in compliance with the Merger Agreement, (B) the issuance and sale of Shares to participants in the ESPP pursuant to the terms thereof and (C) grants to newly hired employees of Options issued in the ordinary course of business consistent with past practice, with a per share exercise price that is no less than the then-current market price of a share of the Shares, covering up to 100,000 shares of the Shares in the aggregate;

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  directly or indirectly repurchase or redeem any Shares or other Astex securities, except (A) repurchases of such securities pursuant to the terms and conditions of Options or Warrants outstanding as of the date of the Merger Agreement or issued after such date in compliance with the Merger Agreement and (B) in connection with tax withholdings and exercise price settlements upon the exercise of Options or Warrants;

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  (A) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock or securities convertible or exchangeable into or exercisable for any share of its capital stock, (B) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock, except for cash dividends made by any direct or indirect wholly-owned subsidiary of Astex to Astex or one of its wholly-owned subsidiaries, or (C) enter into any agreement with respect to the voting of its capital stock;

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  propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Astex or any of its subsidiaries;

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  subject to certain exceptions for ordinary course of business or other instances, (A) incur or assume any long-term or short-term debt for borrowed monies or issue any debt securities in excess of $100,000 individually or $500,000 in the aggregate (which must be voluntarily payable without material costs), (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person in excess of $100,000 individually or $500,000 in the aggregate, (C) make any loans, advances or capital contributions to or investments in any other person, or (D) mortgage or pledge any of its or its Subsidiaries' assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than certain permitted liens);

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  except as required by applicable law or an existing employee plan in effect as of the date of the Merger Agreement, (A) enter into, adopt, amend (including acceleration of vesting), modify or terminate any compensation or benefit plan or agreement of any director, officer or employee in any manner, except, in any such case, pursuant to agreements entered into with non-officer employees hired or promoted to fill vacancies after the date of the Merger Agreement, with a base salary and cash incentive compensation opportunity not to exceed $250,000 in the aggregate for any such employee, in the ordinary course of business consistent with past practice, or (B) increase the compensation or benefits payable or provided, or to become payable or provided to any director, officer or employee (other than salary or wage rate increases, and incentive compensation increases for employees promoted to fill vacancies created after the date of the Merger Agreement, to non-officer employees in the ordinary course of business consistent with past practice), pay or agree to pay any special bonus or special remuneration to any director, officer or employee, or pay or agree to pay any benefit not required by any plan or arrangement as in effect as of the date of the Merger Agreement;

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  hire any (A) officer, vice president or similar employee with senior management responsibilities with respect to the operation of Astex's business, or (B) other than in the ordinary course of business consistent with past practice, hire any non-officer or non-vice president or similar employee;

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  settle any pending or threatened material legal proceeding;

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  license, disclose, sell, lease, transfer, abandon, let lapse, encumber, subject to any lien or otherwise dispose of any material Astex intellectual property, other than licenses and disclosures in the ordinary course of business consistent with past practice;

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  except as may be required as a result of a change in applicable law or in GAAP, make any material change in any of the accounting principles, policies, procedures or practices used by Astex;

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  (A) make, revoke, or change any material tax election, (B) file any amended tax return or claim for refund or (C) enter into any closing agreement, settlement or waiver of statute of limitations with respect to a tax liability of Astex;

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  (A) acquire (by merger, consolidation or acquisition of stock or assets) any other person or any material equity interest therein or assets thereof in excess of $100,000 individually or $500,000 in the aggregate or (B) sell, transfer, lease, license or otherwise dispose of any material properties or assets of the Astex or its subsidiaries;

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  enter into any contract for the lease or purchase of real property or modify the terms of any lease;

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  waive or provide any consent under any "standstill" or similar restrictions contained in any confidentiality or other agreements to which Astex or its subsidiaries is a party, subject to certain limited exceptions;

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  take any action to exempt or make any person (other than Parent or Purchaser) not subject to the provisions of Section 203 of the DGCL or any other potentially applicable anti-takeover or similar statute or regulation;

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  enter into, amend or modify in any material respect any material contract; or

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  enter into any contractual commitment with respect to the preceding bullet points.

        Access to Information.    Prior to the Effective Time, and subject to confidentiality, attorney-client privilege and third-party contractual obligations, Astex agreed to provide Parent with reasonable access during normal business hours to Astex's officers, employees, properties, books, records and other information regarding Astex and its subsidiaries.

        No Solicitation.    Commencing on the execution date of the Merger Agreement, Astex and its subsidiaries agreed to immediately cease any and all existing activities, discussions or negotiations with any persons (other than Parent and Purchaser) conducted previously with respect to any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal (as defined below). Astex agreed to not, nor authorize any representatives to, directly or indirectly (other than with respect to Parent and Purchaser) (i) solicit, initiate, or induce an inquiry with respect to, the making, submission or announcement of, or knowingly encourage, or knowingly facilitate or assist, any proposal that is or may lead to an Acquisition Proposal, (ii) furnish to any person any non-public information relating to Astex, or afford to any person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Astex, in any such case with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, any proposal is or may lead to an Acquisition Proposal or any inquiries or the making of such proposal, (iii) participate or engage in discussions or negotiations with any Person, or take any action, with respect to any proposal is or may lead to an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal (except to the extent specifically permitted pursuant to Merger Agreement), (iv) enter into any letter of intent or similar document, or any contract or commitment (other than a confidentiality agreement on certain terms set forth in the Merger Agreement) contemplating or otherwise relating to an Acquisition Transaction or transaction contemplated thereby. Astex agreed that as soon as practicable following the date of the Merger Agreement but after no longer than two business days, request of each person that has heretofore executed a confidentiality agreement in connection with its consideration of a transaction with Astex to return all confidential information furnished prior to the execution of the Merger Agreement to or for the benefit of such person by or on behalf of Astex or its representatives.

        The Merger Agreement requires that promptly as practicable, and in any event within 48 hours, following receipt of any Acquisition Proposal or any request for nonpublic information or inquiry which Astex reasonably believes would lead to an Acquisition Proposal or for a waiver or release under any standstill or similar agreement, Astex will provide Parent with oral and written notice of (i) the material terms and conditions of such Acquisition Proposal, request or inquiry, (ii) the identity of the person or group making such Acquisition Proposal, request or inquiry and (iii) a copy of all written proposals provided by such Person or group in connection with such Acquisition Proposal, request or inquiry. Astex shall provide Parent as promptly as practicable, and in any event within 48 hours, oral and written notice setting forth all information as is reasonably necessary to keep Parent informed in all material respects, on a current basis, of the status and details (including any material change, whether written or oral, to the terms and conditions) of any such Acquisition Proposal, request or inquiry, including by providing a copy of all written proposals relating to any Acquisition Proposal, request or inquiry. Astex will provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Astex board of directors) of any meeting of the Astex board of directors at which the Astex board of directors is reasonably expected to consider or discuss any Acquisition Proposal.

        Pursuant to the Merger Agreement, prior to the Acceptance Time, Astex may request clarifications from, participate in discussions or negotiations with or furnish information to, any person or group that makes an unsolicited, bona fide written Acquisition Proposal if (A) such action is taken subject to a confidentiality agreement with certain terms as set forth in the Merger Agreement and (B) the Astex board of directors reasonably determines in good faith by majority vote, after consultation with outside legal counsel, that the failure to take such actions would reasonably be expected to constitute a breach of its fiduciary duties under applicable law; provided, however, that Astex may not provide any information to, request clarifications from or participate in discussions or negotiations with the Person or group making an Acquisition Proposal until two business days after Astex has first notified Parent of such Acquisition Proposal; provided that the foregoing obligation to provide such notice shall only apply to the first Acquisition Proposal made by such person or group, but not to any subsequent Acquisition Proposal by such person or group. Astex shall, concurrently with providing any non-public information of Astex to any person who has made an Acquisition Proposal, provide such information to Parent (including by posting such information to an electronic data room) to the extent such information has not previously been provided to Parent.

        "Acquisition Proposal" means any offer or proposal to engage in an Acquisition Transaction. "Acquisition Transaction" means any transaction or series of related transactions (other than the transactions contemplated by the Meger Agreement) involving: (i) any purchase from, or acquisition by, any person or group of more than a 20% interest in the total outstanding voting securities of Astex or any tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the total outstanding voting securities of Astex, (ii) any merger, consolidation, business combination or other similar transaction involving Astex (A) pursuant to which any person or group, other than the Astex stockholders (as a group) immediately prior to the consummation of such transaction, would hold Shares representing more than 20% of the Shares outstanding after giving effect to the consummation of such transaction or (B) as a result of which the Astex stockholders (as a group) immediately prior to the consummation of such transaction would hold Shares representing less than 80% of the Shares outstanding after giving effect to the consummation of such transaction; (iii) any sale, lease (other than in the ordinary course of business), exchange, transfer, exclusive license (other than in the ordinary course of business), acquisition or disposition of more than 20% of the assets of Astex (including its subsidiaries taken as a whole), it being understood that voting securities of any subsidiaries of Astex are to be deemed assets of Astex, or (iv) any liquidation or dissolution of Astex; provided, however, the Merger and the transactions contemplated by the Merger Agreement shall not be deemed an Acquisition Proposal in any case.

        The Merger Agreement does not prohibit Astex from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to an Acquisition Proposal that constitutes a tender offer or exchange offer so long as the requirements of the non-solicitation provisions of the Merger Agreement are satisfied. However, any disclosure shall be subject to the terms of the Merger Agreement, including the termination provisions.

        Company Board Recommendation.    Subject to the provisions described below, Astex's board of directors agreed to recommend that the stockholders of Astex accept the Offer, tender their Shares into the Offer and approve and adopt the Merger Agreement, to the extent required by applicable law. This is referred to as the "Company Board Recommendation." Astex has been advised that all of Astex's directors and executive officers intend to tender all Shares beneficially owned by them to Purchaser pursuant to the Offer. Except as otherwise permitted by the Merger Agreement, Astex agreed that neither Astex nor Astex's board of directors will:

  •
  withhold, withdraw, amend, modify or qualify in a manner adverse to Parent, or publicly propose to withhold, withdraw, amend, modify or qualify in a manner adverse to Parent, the Company Board Recommendation; or

  •
  approve, endorse or recommend an Acquisition Proposal

        The actions described in the first and second bullet points above are referred to in the Merger Agreement as a "Company Board Recommendation Change"; provided, however, that a "stop, look and listen" communication by the Astex board of directors to the Astex stockholders pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication, shall not be deemed to be a Company Board Recommendation Change

        Notwithstanding the foregoing restrictions or anything to the contrary set forth in the Merger Agreement, at any time prior to the Acceptance Time, in response to the receipt of a Superior Proposal (as defined below) or an Intervening Event (as defined below), the Astex board of directors may effect a Company Board Recommendation Change or terminate the Merger Agreement pursuant to its terms, if all of the following conditions in the below four bullet points are met:

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  A Superior Proposal with respect to Astex has been made and has not been withdrawn or an Intervening Event has occurred;

  •
  Astex shall have (A) delivered to Parent written notice (a "Change of Recommendation Notice") at least 4 business days prior to effecting such Company Board Recommendation Change, which notice shall state expressly (x) that it has received a Superior Proposal, (y) the material terms and conditions of the Superior Proposal and the identity of the person or group making the Superior Proposal, and (z) that it intends to terminate the Merger Agreement pursuant to the terms of the Merger Agreement or effect a Company Board Recommendation Change and the manner in which it intends to do so, and (B) provided to Parent a copy of all written proposals provided by such person or group in connection with such Superior Proposal (it being understood and agreed that delivery of a Change of Recommendation Notice shall not, by itself, be deemed to be a Company Board Recommendation Change);

  •
  The Astex board of directors has concluded in good faith by majority vote, after consultation with outside legal counsel, that the failure to effect a Company Board Recommendation Change would reasonably be expected to constitute a breach of its fiduciary duties under applicable law; and

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  Astex shall not have breached any of the provisions of the Merger Agreement pertaining to non-solicitation or the Company Board Recommendation Change in any material respect with respect to the Superior Proposal or Intervening Event that is the subject matter of such Company Board Recommendation Change.

        After delivering the Change of Recommendation Notice, Astex will provide Parent a reasonable opportunity to make such adjustments to the terms and conditions of the Merger Agreement (the "Modified Terms"), and negotiate in good faith with respect thereto, as would enable Astex to proceed without making a Company Board Recommendation Change. In the event Parent proposes Modified Terms, the Astex board of directors may not terminate the Merger Agreement or effect a Company Board Recommendation Change unless and until the Astex board of directors concludes in good faith by majority vote, after considering the Modified Terms and consultation with outside legal counsel, that the failure to terminate the Merger Agreement or effect a Company Board Recommendation Change would reasonably be expected to constitute a breach of its fiduciary duties under applicable law

        "Intervening Event" means an event, fact, circumstance, development or occurrence that is material to the Astex and its subsidiaries, taken as a whole (other than any event or circumstance resulting from a breach of the Merger Agreement by Astex or any of its subsidiaries) that was not known to the Astex board of directors as of or prior to the date of the Merger Agreement which event, fact, circumstance, development or occurrence becomes known to the Astex board of directors prior to the Acceptance Date.

        "Superior Proposal" means an unsolicited, bona fide written Acquisition Proposal for an Acquisition Transaction on terms that the Astex board of directors determines in good faith by majority vote, after consultation with outside legal counsel and an independent nationally recognized financial advisor, taking into account all of the terms and conditions of the offer deemed relevant by such Astex board of directors (including termination fee, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the ability of the Person or a group making such offer to receive necessary regulatory approvals) to be more favorable to Astex's stockholders (in their capacities as stockholders) than the terms of the Merger; provided, however, that for purposes of the reference to an "Acquisition Proposal" in this definition of a "Superior Proposal," all references to "more than 20% in the definition of "Acquisition Transaction" shall be deemed to be references to "a majority."

        Appropriate Action; Consents; Filings.    Each of Parent, Purchaser and Astex agreed to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable under applicable law or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by Merger Agreement, including using reasonable best efforts to: (i) cause the conditions to the Offer to be satisfied and cause the conditions to the Merger to be satisfied; (ii) obtain all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from governmental authorities and make all necessary registrations, declarations and filings with governmental authorities, that are necessary to consummate the Offer and the Merger; and (iii) obtain all necessary or appropriate consents, waivers and approvals under any material contracts to which Astex or any of its subsidiaries is a party in connection with the Merger Agreement and the consummation of the transactions contemplated thereby so as to maintain and preserve the benefits under such material contracts following the consummation of the transactions contemplated by the Merger Agreement. In addition to the foregoing, neither Parent or Purchaser, on the one hand, nor Astex, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, delaying or otherwise adversely affecting the consummation of the Offer or the Merger or the ability of such party to fully perform its obligations under the Merger Agreement. However, Astex shall not be required prior to the Effective Time to pay any consent or other similar fee, "profit-sharing" or other similar payment or other consideration (including increased rent or other similar payments or any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or the provision of additional security (including a guaranty) to obtain the consent, waiver or approval of any person under any contract.

        Each of Parent and Purchaser (and their respective affiliates, if applicable), on the one hand, and Astex, on the other hand, shall file with the Federal Trade Commission (FTC) and the Antitrust Division of the Department of Justice (DOJ) a Notification and Report Form relating to the Merger Agreement and the transactions contemplated thereby as required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") as soon as practicable after the date of the Merger Agreement but in no event later than 10 business days following the execution and delivery of the Merger Agreement. Each of Parent and Astex shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information and documentary material that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC or the DOJ, and (iv) use reasonable best efforts to take all action necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and to avoid any impediment to the consummation of the Offer or the Merger under any antitrust laws, including using reasonable best efforts to take all such action as reasonably may be necessary to resolve such objections, if any, as the FTC, the DOJ, or any other person may assert under any applicable antitrust laws with respect to the Offer and/or the Merger. However, nothing contained in the Merger Agreement shall be deemed to require Parent or any subsidiary or affiliate thereof to agree to (i) any divestiture, by itself or any of its affiliates, of shares of capital stock or of any business, assets or property of Astex or its subsidiaries or affiliates, or of Parent or its subsidiaries or affiliates or any license of technology or (ii) the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock. Astex shall not take or agree to take any action identified in the immediately preceding sentence without the prior written consent of Parent.

        Each of Parent and Purchaser on the one hand, and Astex, on the other hand, agreed to promptly inform the other of any communication from any governmental authority regarding any of the transactions contemplated by the Merger Agreement in connection with any filings or investigations with, by or before any governmental authority relating to the Merger Agreement or the transactions contemplated thereby, including any proceedings initiated by a private party. If any party to the Merger Agreement (or affiliate thereof) shall receive a request for additional information or documentary material from any governmental authority with respect to the transactions contemplated by the Merger Agreement pursuant to the HSR Act with respect to which any such filings have been made, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. To the extent reasonably practicable and unless prohibited by applicable law or by the applicable governmental authority, and except with respect to "4(c) documents" as that term is used in the rules and regulations of the HSR Act, the parties agreed to (i) give each other reasonable advance notice of all meetings with any governmental authority relating to the Offer or the Merger, (ii) give each other an opportunity to participate in each of such meetings, (iii) keep the other party reasonably apprised with respect to any oral communications with any Governmental Authority regarding the Offer or the Merger, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Offer and the Merger, articulating any regulatory or competitive argument and/or responding to requests or objections made by any governmental authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a governmental authority regarding the Offer and the Merger, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any governmental authority relating to the Offer or the Merger, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with respect to all efforts to satisfy the Offer Conditions and conditions to the Merger. Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable law or as appropriate to protect confidential business information.

        Notification of Certain Matters.    Astex agreed to give Parent prompt notice after obtaining knowledge of any breach by Astex of a representation, warranty or covenant that would be reasonably likely to cause the Offer Conditions relating to the accuracy of representations and warranties of Astex or the compliance with covenants by Astex not to be satisfied. Parent agreed to give Astex prompt notice after obtaining knowledge of any breach by Parent of a representation, warranty or covenant that be reasonably expected to prevent, materially delay or materially impair the ability of Parent to consummate the Merger and the transactions contemplated by the Merger Agreement or to fully perform their obligations under the Merger Agreement.

        Public Announcements.    Parent and Astex have agreed not to make any press release or other public statement regarding the Offer and the Merger without the prior consent of the other, except as required by applicable law, governmental authority or any rules and regulations of NASDAQ or the Tokyo Stock Exchange. If a party is required to make a press release or announcement, it agreed to use its reasonable best efforts to allow the other party reasonable time to comment on the release or announcement prior to its issuance. However, Astex will no longer be required to obtain Parent's consent if Astex's board of directors has effected a Change of Recommendation.

        Employee Matters.    For a period of one year following the Effective Time, the Surviving Corporation will either (i) provide to each Continuing Employee (as defined below), compensation and benefits (other than equity and equity-based benefits and benefits provided under individual employment agreements) that are, taken as a whole, substantially comparable in the aggregate to the compensation and benefits (other than equity and equity-based benefits and benefits provided under individual employment agreements) in effect for such Continuing Employee on the date of the Merger Agreement or (ii) provide compensation and benefits (other than equity or equity-based benefits and benefits provided under individual employment agreements) to each Continuing Employee that, taken as a whole, are no less favorable in the aggregate than the compensation, benefits and severance payments (other than equity based benefits and individual employment agreements) provided to similarly situated employees of Parent ("Parent Plans"). In each case, base salary or regular wages as of the Acceptance Time shall not be decreased for a period of one year for any Continuing Employee who continues to be employed by the Surviving Corporation or an affiliate during that period.

        Nothing in the Merger Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate, any Continuing Employee for any reason, or (ii) require Parent or the Surviving Corporation to continue any employee benefits plan or prevent the amendment, modification or termination thereof after the Effective Time.

        "Continuing Employees" means all employees of Astex who, as of the Effective Date, are offered and timely accept employment by Parent or any subsidiary of Parent, who continue their employment with Astex or any of its subsidiaries or, outside the U.S., who remain or become employees of Astex or any of its subsidiaries, Parent or any subsidiary of Parent as required by applicable law.

        Indemnification, Exculpation and Insurance.    The Merger Agreement provides for certain indemnification and insurance rights in favor of Astex's current and former directors or officers, who we refer to as "indemnified persons." Specifically, all rights to exculpation, indemnification advance and reimbursement of expenses provided to the indemnified persons, under Astex's certificate of incorporation, bylaws or other indemnification agreements, with respect to acts or omissions arising on or before to the Effective Time, will continue in full force and effect for at least six years following the Effective Time.

        For a period commencing on the Acceptance Date and ending on the sixth anniversary of the Effective Date, Parent agreed to maintain directors' and officers' liability insurance on coverage and amounts that are no less favorable than those of the policy currently maintained by Astex with respect to acts or omissions arising on or before the Effective Time. However, Parent is not required after the Effective Time to pay annual premiums in excess of 300% of the last annual premium for Astex's existing policies, but in such case will purchase as much coverage as may be purchased for such amount.

        Astex may purchase, prior to the Effective Time a six-year prepaid "tail" policy on terms and conditions providing substantially equivalent benefits as the current policies of Astex with respect to acts or omissions occurring at or before the Effective Time (covering without limitation the transactions contemplated by the Merger Agreement). If such a "tail" policy is obtained, Parent will maintain the policy for its full term and will have no further obligations with respect to directors' and officers' liability insurance and fiduciary liability insurance under the Merger Agreement.

        If Parent or Surviving Corporation merges into or consolidates with another entity and is not the surviving corporation or sells substantially all its assets, provision will be made so that the successors or assigns of Parent or the Surviving Corporation assume the insurance and indemnification obligations described above.

        Exemption from Liability under Section 16(b).    Astex has agreed to take all reasonable steps to cause any dispositions of Astex equity securities in connection with the Merger Agreement by each director or officer of Astex subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Stockholder Litigation.    Astex agreed to promptly advise Parent of any litigation commenced after the date of the Merger Agreement against Astex or any of its directors (in their capacity as such) by any Astex stockholders (on their own behalf or on behalf of Astex) relating to the Merger Agreement or the transactions contemplated thereby, and will keep Parent reasonably informed regarding any such litigation. Astex agreed to give Parent the opportunity to consult with Astex regarding the defense or settlement of any such stockholder litigation and will consider Parent's views with respect to such stockholder litigation.

        State Takeover Laws.    If any state anti-takeover or other similar law is or becomes applicable to the Merger Agreement or any of the transactions contemplated thereby , Astex and its board of Directors agreed to grant such approval and take such action as necessary so that such transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in the Merger Agreement and otherwise to minimize the effect of such law on the Merger Agreement and the associated transactions contemplated therein.

        Treatment of Warrants.    Astex agreed, in accordance with the terms of the agreements pertaining to unexercised warrants for Shares, to deliver notices to the holders of such warrants, which notices shall inform such holders of the Offer and the Merger and contain such other information as Astex reasonably determines to be required pursuant to the terms of the warrant agreements, and Purchaser and Astex agreed to permit such holders to, and Astex agreed to use commercially reasonable efforts to cause such holders to, participate in the Offer through the conditional exercise of such warrants and tender of the underlying Shares received upon such exercise into the Offer. If, after the Acceptance Time, any warrants (or portion thereof) remain unexercised and outstanding, Astex and Purchaser agreed to take any other actions required by the terms of the agreements pertaining to such warrants.

        Termination.    The Merger Agreement may be terminated and the Offer may be abandoned at any time prior to the Acceptance Time:

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  by mutual written consent of Parent and Astex; or

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  by either Parent or Astex if the Offer shall have expired or been terminated in accordance with the terms of the Merger Agreement and the Offer without the Purchaser having accepted for payment any Shares tendered pursuant to the Offer on or before January 31, 2014 (the "Termination Date"), or if any Restraint having an effect which would enjoin, restrain, prevent or prohibit the commencement or closing of the Offer, or that would make the commencement or closing of the Offer illegal (which in each case, has become final and non-appealable); provided, however, that the right to so terminate the Merger Agreement shall not be available to any party hereto whose action or failure to fulfill any obligation under the Merger Agreement has been the principal cause of or resulted in (i) any of the Offer Conditions having failed to be satisfied and such action or failure to act constitutes a material breach of the Merger Agreement, or (ii) the expiration or termination of the Offer in accordance with the terms of the Merger Agreement and the Offer without Purchaser having accepted for payment any Company Shares tendered pursuant to the Offer and such action or failure to act constitutes a material breach of the Material Agreement; or

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  by Astex in the event that (i) Astex is not then in material breach of the Merger Agreement, and (ii) Parent and/or Purchaser shall have breached or otherwise violated any of their respective material covenants or agreements, or other material obligations under the Merger Agreement, or any of the representations and warranties of Parent and Purchaser set forth in the Merger

    Agreement shall have become inaccurate, which breach, violation or inaccuracy, individually or in the aggregate with other such breaches, violations or inaccuracies, would reasonably be expected to prevent the consummation of the Offer prior to the Termination Date; or

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  by Parent, in the event that (i) (A) Parent and Purchaser are not then in material breach of the Merger Agreement, and (B) Astex shall have breached or otherwise violated any of its material covenants or agreements or other material obligations under the Merger Agreement, or any of the representations and warranties of Astex set forth in the Merger Agreement shall have become inaccurate, in either case such that the Conditions to the Offer are not capable of being satisfied by the Termination Date, or (ii) there has been a Company Material Adverse Effect such that the Conditions to the Offer set forth are not capable of being satisfied by the Termination Date; or

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  by Astex, in the event that (i) Astex shall have received a Superior Proposal, (ii) the Astex board of directors shall have determined to terminate the Merger Agreement or effected or resolved to effect a Company Board Recommendation Change and (iii) the Astex board of directors pays Parent the Termination Fee; or

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  by Parent in the event that (i) the Astex board of directors or any committee thereof shall have effected or resolved to effect a Company Board Recommendation Change, (ii) Astex shall have failed to include in the Schedule 14D-9 the recommendation of the Astex board of directors in favor of the Offer and the transactions contemplated by the Agreement, (iii) the Astex board of directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the Offer and the transactions contemplated by the Agreement within 10 business days after an Acquisition Proposal has been publicly disclosed, (iv) a tender or exchange offer relating to Astex's securities shall have been commenced by a person unaffiliated with Parent and Astex shall not have sent to its security holders pursuant to Rule 14D-9 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Astex board of directors recommends rejection of such tender or exchange offer or (v) Astex shall have breached in any material respect any of its obligations under the non-solicitation or Company Board Recommendation sections of the Merger Agreement.

        Either Astex or Parent may terminate the Agreement and the Offer may be abandoned at any time prior to the Effective Time in the event of a Restraint that has become final and non-appealable.

        Effect of Termination and Termination Fees.    If the Merger Agreement is terminated, the Merger Agreement will become void (other than the confidentiality and certain other specified provisions therein) and, subject to certain termination fees described below and in the Merger Agreement, there will be no liability or obligation on the part of Parent, Purchaser or Astex or their respective officers, directors, employees or stockholders; provided that no party will be relieved from any liability or damages (which may include the benefit of the bargain lost by a party's stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money)) resulting from any willful or intentional breach of the Merger Agreement that occurs prior to such termination.

        Company Termination Fee.    Astex agreed to pay to Parent $31,006,183 (the "Termination Fee") by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two business days in the event that (A) the Merger Agreement is terminated by Parent or Astex pursuant to a Termination Date Termination (provided, that (x) the Antitrust Condition is satisfied at the time of such termination, (y) the Offer Condition that the offer has not been prohibited or made illegal by a government authority has been satisfied, except where the failure to meet such condition arises out of or results from a legal proceeding brought by or on behalf of the person who has made the Competing Acquisition Transaction referred to in clause (B) below and (z) the right to terminate the Merger Agreement pursuant to a Termination Date Termination is then available to Parent), or

(B) following the execution and delivery of the Merger Agreement and prior to such termination of the Merger Agreement, a Competing Acquisition Transaction shall have been publicly announced or shall have become publicly disclosed and, in either case, shall not have been withdrawn or otherwise abandoned or (C) within 12 months following such termination of the Merger Agreement, Astex enters into a definitive agreement with any third party that effectuates a Competing Acquisition Transaction or a Competing Acquisition Transaction is consummated. For purposes of the foregoing, a "Competing Acquisition Transaction" shall have the same meaning as an "Acquisition Transaction" except that all references therein to (i) "more than 20%" shall be deemed to be references to "more than 40%" and (ii) "more than 80%" shall be deemed to be references to "more than 60%."

        In the event that the Merger Agreement is terminated by Astex after effecting a Company Board Recommendation Change as a result of the receipt of a Superior Proposal, Astex shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, as a condition to the effectiveness of such termination.

        In the event that the Merger Agreement is terminated by Parent as a result of Astex's (i) Company Board Recommendation Change, (ii) board of directors' failure to include its recommendation in favor of the Offer in the Schedule 14D-9 or reaffirm such recommendation within 10 business days after an Acquisition Proposal has been publicly disclosed, (iii) failure to recommend that the Astex shareholders reject a competing tender offer launched by a third party unaffiliated with Parent or (iv) breach of the provisions of the Merger Agreement pertaining to non-solicitation and Company Board Recommendation Change; in each Astex shall pay to Parent the Termination Fee, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within two business days after demand by Parent.

        Availability of Specific Performance.    The parties agreed that if any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur and, in such circumstance, the parties would be entitled to an injunction to prevent breaches of the Merger Agreement and to enforce specifically the Merger Agreement's terms. The parties agreed that they would not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other party has an adequate remedy at law or that any such relief is not an appropriate remedy.

        Expenses.    All fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer and/or the Merger is consummated.

  Confidentiality Agreement

        The following is a summary of certain provisions of the Confidentiality Agreement, dated July 3, 2013 between Astex and Parent, as amended by a letter dated August 5, 2013. This summary is qualified in its entirety by reference to such agreement, which is incorporated herein by reference, and a copy of which has been filed as an exhibit to the Schedule TO. Such agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8—"Certain Information Concerning Parent and Purchaser." Stockholders and other interested parties should read such agreement for a more complete description of the provisions summarized below.

        On July 3, 2013 Astex and Parent entered into a confidentiality agreement, which was subsequently amended by a letter dated August 5, 2013 (the "Confidentiality Agreement"), pursuant to which each party agreed, subject to certain exceptions, that any non-public information furnished to it or to its representatives by or on behalf of the other party would be considered confidential information and, for a period of five years from the date of the Confidentiality Agreement, would be kept confidential and be used only for purposes of evaluating a possible transaction. The parties agreed that they would only disclose the confidential information to their representatives or as may be required by law. Under the Confidentiality Agreement, Parent also agreed, among other things, to certain "standstill" provisions for the protection of Astex for a period of three years from the date of the Confidentiality Agreement and that, subject to certain limited exceptions, for a period of three years from the date of the Confidentiality Agreement, Parent would not solicit Astex's employees.

12.  Purpose of the Offer; Plans for Astex.

        Purpose of the Offer.    The purpose of the Offer is for Purchaser to acquire control of, and the entire equity interest in, Astex. The Offer, as the first step in the acquisition of Astex, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, subject to the satisfaction or waiver of the conditions to the obligations of Parent and Purchaser to effect the Merger contained in the Merger Agreement, Purchaser intends to consummate the Merger as promptly as practicable.

        If you sell your Shares in the Offer, you will cease to have any equity interest in Astex or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in Astex. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of Astex.

        Short-Form Merger.    If the Offer is consummated, we do not anticipate seeking the approval of Astex's remaining public shareholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger without a vote of the stockholders of Astex in accordance with Section 251(h) of the DGCL. Section 253 of the DGCL provides that if a parent company owns at least 90% of the outstanding shares of each class of stock of a subsidiary, the parent company can effect a short form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, the Merger Agreement provides that if the parties cannot effect the Merger pursuant to Section 251(h) of the DGCL, Parent is permitted to effect the Merger without prior notice to, or any action by, any other stockholder in accordance with Section 253 of the DGCL.

        It is possible that certain members of Astex's current management team will enter into other new employment arrangements with Astex after the completion of the Offer and the Merger. Such additional arrangements may include the right to purchase or participate in the equity of affiliates of Purchaser. These additional matters are subject to negotiation and discussion and no terms or conditions have been discussed as of the date of this Offer to Purchase. There can be no assurance that any additional parties will reach an agreement on any terms, or at all.

        At the Effective Time, the bylaws of Purchaser, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws. At the Effective Time, the certificate of incorporation of Astex shall be amended and restated in its entirety to read identically to the certificate of incorporation of Purchaser, as in effect immediately prior to the Effective Time, and such amended and restated certificate of incorporation shall become the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation; provided, however, that at the Effective Time the certificate of incorporation of the

Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be "Astex Pharmaceuticals, Inc." The directors of Purchaser immediately prior to the Effective Time will become the directors of the Surviving Corporation and the officers of Astex immediately prior to the Effective Time shall become the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed. Also, assuming Purchaser purchases a majority of the outstanding Shares pursuant to the Offer, Parent will be entitled to exercise its rights under the Merger Agreement to obtain pro rata representation (rounded up to the nearest number of directors) on, and control of, the Astex board of directors. See Section 11—"The Merger Agreement; Other Agreements—Merger Agreement—Astex's Board of Directors."

        Except as set forth in this Offer to Purchase, including as contemplated in Section 12—"Purpose of the Offer, Plans for Astex—Plans for Astex," Parent and Purchaser have no present plans or proposals that would relate to or result in (1) any extraordinary corporate transaction involving Astex or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (2) any sale or transfer of a material amount of assets of Astex or any of its subsidiaries, (3) any material change in Astex's capitalization or dividend policy, (4) any other material change in Astex's corporate structure or business or (5) composition of its management or board of directors.

13.  Certain Effects of the Offer.

        Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

        Stock Quotation.    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq. According to the published guidelines of The Nasdaq Stock Market, LLC (the "Nasdaq Stock Market"), the Nasdaq Stock Market would consider disqualifying the Shares for listing on Nasdaq (though not necessarily for listing on The NASDAQ Capital Market) if, among other possible grounds, the number of publicly held Shares falls below 750,000, the total number of beneficial holders of round lots of Shares falls below 400, the market value of publicly held Shares over a 30 consecutive business day period is less than $5 million, there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, Astex has stockholders' equity of less than $10 million, or the bid price for the Shares over a 30 consecutive business day period is less than $1. Furthermore, the Nasdaq Stock Market would consider delisting the Shares from the NASDAQ Capital Market if, among other possible grounds, (1) the number of publicly held Shares falls below 500,000, (2) the total number of beneficial holders of round lots of Shares falls below 300, (3) the market value of publicly held Shares over a 30 consecutive business day period is less than $1 million, (4) there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, (5) the bid price for the Shares over a 30 consecutive business day period is less than $1 or (6) (A) Astex has stockholders' equity of less than $2.5 million, (B) the market value of Astex's listed securities is less than $35 million over a 10 consecutive business day period and (C) Astex's net income from continuing operations is less than $500,000 for the most recently completed fiscal year and two of the last three most recently completed fiscal years. Shares held by officers or directors of Astex, or by any beneficial owner of more than 10% of the Shares, will not be considered as being publicly held for this purpose. According to Astex, as of September 12, 2013, there were 95,006,917 Shares outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are either no longer eligible for Nasdaq or are delisted from the NASDAQ Capital Market, the market for Shares will be adversely affected.

        Margin Regulations.    The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Astex to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Astex to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Astex, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of Astex and persons holding "restricted securities" of Astex to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for listing on Nasdaq. We intend and will cause Astex to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met. If registration of the Shares is not terminated prior to the Merger, the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

14.  Dividends and Distributions.

        The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Parent, Astex will not, and will not permit its subsidiaries to, declare, set aside for payment or pay any dividends or make other distributions, payable in cash, stock or property, with respect to the capital stock of Astex or any subsidiary of Astex, other than cash dividends paid by wholly owned subsidiaries to Astex or its other wholly owned subsidiaries.

15.  Certain Conditions of the Offer.

        For the purposes of this Section 15, capitalized terms used but not defined herein have the meanings set forth in the Merger Agreement. Notwithstanding any other provision of the Offer, but subject to compliance with the terms and conditions of the Merger Agreement, and in addition to (and not in limitation of) the obligations of Purchaser to extend the Offer pursuant to, the terms and conditions of the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e 1(c) promulgated under the Exchange Act (relating to the obligation of Purchaser to pay for or return tendered Shares promptly after termination or withdrawal of the Offer)), pay for any Shares that are validly tendered pursuant to the Offer and not withdrawn prior to the expiration of the Offer, and may extend, terminate or amend the Offer, in each case, only to the extent provided by the Merger Agreement, in the event that, as of immediately prior to the expiration of the Offer: (A) any waiting period (and extensions thereof) applicable to the transactions contemplated by the Merger Agreement under the HSR Act shall not have expired or been terminated; (B) the Minimum Condition shall not have been satisfied; or (C) any of the following shall have occurred and continue to exist:

          (a)   any Governmental Authority of competent jurisdiction in the United States shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer, the acquisition of Shares by Parent or Purchaser, or the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Offer, the acquisition of Shares by Parent or Purchaser, or the Merger in the United States, or (ii) issued or granted any Order that is in effect as of immediately prior to the expiration of the Offer and has the effect of making the Offer or the Merger illegal in the United States or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States;

          (b)   (i) the representations and warranties of Astex set forth in Sections 4.6(a) through (c) (regarding capitalization and equity awards of Astex) of the Merger Agreement shall not be true and correct in all material respects at and as of the date of the Merger Agreement and at and as of such time on or after the date of the Merger Agreement as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date); (ii) any of the representations and warranties of Astex in Section 4.1(a) (regarding organization and qualification) of the Merger Agreement that is qualified as to "materiality" or "Company Material Adverse Effect" shall not be true and correct in all respects, or any such representation or warranty that is not so qualified as to "materiality" or "Company Material Adverse Effect" shall not be true and correct in all material respects, in each case, at and as of the date of the Merger Agreement and at and as of such time on or after the date of the Merger Agreement as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date) and (iii) any other representation and warranty of Astex in the Agreement (without giving effect to any qualification as to "materiality" or "Company Material Adverse Effect" qualifiers set forth therein) shall not be true and correct in all respects at and as of the date of the Merger Agreement and at and as of such time on or after the date of the Merger Agreement as though made at and as of such time (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), except where the failure to be so true and correct would not have, individually or in the aggregate, a Company Material Adverse Effect;

          (c)   Astex shall have failed to perform in all material respects any obligations, agreements or covenants to be performed, or complied with, by it under the Merger Agreement at or prior to the expiration of the Offer;

          (d)   a Company Material Adverse Effect shall have arisen or occurred following the execution and delivery of the Merger Agreement that is continuing; or

          (e)   the Merger Agreement shall have been terminated in accordance with its terms.

        The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to such condition, and, other than the Minimum Condition, the Antitrust Condition, or the condition requiring that the Offer have not become illegal pursuant to any law or order promulgated by a governing authority, may be waived by Parent or Purchaser in whole or in part at any time and from time to time in the sole discretion of Parent or Purchaser, subject in each case to the terms of the Merger Agreement and applicable laws. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and, each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

16.  Certain Legal Matters; Regulatory Approvals.

        General.    Except as described in this Section 16, based on our examination of publicly available information filed by Astex with the SEC and other information concerning Astex, we are not aware of any governmental license or regulatory permit that appears to be material to Astex's business that might be adversely affected by our acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, we currently contemplate that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While we do not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Astex's business, any of which under certain conditions specified in the Merger Agreement, could cause us to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15—"Certain Conditions of the Offer."

        Antitrust Compliance.    Under the HSR Act certain transactions may not be consummated until specified information and documentary material ("Premerger Notification and Report Forms") have been furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. These requirements of the HSR Act apply to the acquisition of Shares in the Offer and the Merger.

        Under the HSR Act, our purchase of Shares in the Offer may not be completed until the expiration of a 15 calendar day waiting period following the filing by Parent, as the ultimate parent entity of Purchaser, of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Parent and Astex are scheduled to file Premerger Notification and Report Forms with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger by September 19, 2013. Accordingly, the required waiting period with respect to the Offer and the Merger will expire no later than 11:59 p.m., New York City time, on October 3, 2013, unless earlier terminated by the FTC and the Antitrust Division or unless the FTC or the Antitrust Division issues a request for additional information and documentary material (a "Second Request") prior to that time. If within the 15 calendar day waiting period either the FTC or the Antitrust Division issues a Second Request, the waiting period with respect to the Offer and the Merger would be extended until 10 calendar days following the date of substantial compliance by Parent with that request, unless the FTC or the Antitrust Division terminates the additional waiting period before its expiration. In practice, complying with a Second Request can take a significant period of time. Although Astex is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither Astex's failure to make those filings nor a request for additional documents and information issued to Astex from the FTC or the Antitrust Division will extend the waiting period with respect to the purchase of Shares in the Offer and the Merger. The Merger will not require an additional filing under the HSR Act if Purchaser owns more than 50% of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

        The FTC and the Antitrust Division will scrutinize the legality under the antitrust laws of Purchaser's proposed acquisition of Astex. At any time before or after Purchaser's acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the US federal antitrust laws by substantially lessening competition in any line of commerce affecting US consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of Purchaser, Astex, or any of their respective subsidiaries or affiliates or requiring other conduct relief. US state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. While Parent believes that consummation of the Offer would not violate any antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 15—"Certain Conditions of the Offer" of this Offer to Purchase for certain information regarding the conditions to the Offer, including conditions with respect to certain governmental actions in connection with the Offer and the Merger.

        Foreign Laws.    The antitrust and competition laws of certain foreign countries often apply to transactions such as the Offer and the Merger and filings and notifications may be required when such laws are applicable. Parent and Astex do not believe that any such filings are required in connection with the Offer or the Merger.

        State Takeover Laws.    A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

        As a Delaware corporation, Astex is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a "business combination" (defined to include mergers and certain other actions) with an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the date such person became an "interested stockholder" unless, among other things, the "business combination" is approved by the board of directors of such corporation before such person became an "interested stockholder."

        Astex has represented to us in the Merger Agreement that it has taken all action required to be taken in order to exempt the Merger Agreement, the other agreements contemplated by the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, from any requirements of any "fair price," "moratorium," "control share acquisition," or other similar anti-takeover laws of any jurisdiction, including Section 203 of the DGCL.

        Astex, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15—"Certain Conditions of the Offer."

        Certain Litigation.    Between September 6, 2013 and September 11, 2013, several plaintiffs filed purported class action lawsuits on behalf of themselves and other Astex shareholders against various defendants including Astex, its directors, Parent, Purchaser, Autumn Acquisition Corporation, and unnamed "John Doe" defendants in connection with the proposed Merger. Four of the purported class actions were brought in the Superior Court of the State of California, Alameda County, and are captioned Wagner v. Astex Pharmaceuticals, Inc., et al., Case No. HG13-695090 (Cal. Super. Ct., Alameda Cnty., Sept. 6, 2013), Morgan et al. v. Astex Pharmaceuticals, Inc., et al., Case No. RG13-694856 (Cal. Super. Ct., Alameda Cnty., Sept. 9, 2013), West v. Astex Pharmaceuticals, Inc., et al., Case No. RG13-695076 (Cal. Super. Ct., Alameda Cnty., Sept. 11, 2013), and Wertheim et al. v. Manuso et al., Case No. RG13-695180 (Cal. Super. Ct., Alameda Cnty., Sept. 11, 2013). The fifth purported class action was brought in the Court of Chancery of the State of Delaware and is captioned Schwartz v. Manuso et al., Case No. 8887 (Del. Ch., Sept. 11, 2013). The lawsuits allege, generally, that the Astex director defendants breached their fiduciary duties to Astex shareholders, and that the other defendants aided and abetted such breaches, by seeking to sell Astex through an allegedly defective process, for an unfair price, and on unfair terms. The lawsuits seek, among other things, equitable relief that would enjoin the consummation of the proposed Merger, rescission of the proposed Merger (to the extent the proposed Merger has already been consummated), damages, and attorneys' fees and costs.

        Stockholder Approval.    Astex has represented in the Merger Agreement that execution, delivery and performance of the Merger Agreement by Astex and the consummation by Astex of the Offer and the Merger have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Astex are necessary to authorize the execution, delivery and performance by Astex of the Merger Agreement or to consummate the transactions (other than, with respect to the Merger, the adoption of the Merger Agreement by the holders of a majority of the then-outstanding Shares, if and to the extent required under DGCL). As described above in Section 12—"Purpose of the Offer, Plans for Astex—Plans for Astex", such approval is not required if the Merger is consummated pursuant to the short-form merger provisions of the DGCL. If following the purchase of Shares by Purchaser pursuant to the Offer, Purchaser and its affiliates own more than a majority of the outstanding Shares, Purchaser will be able to effect the Merger without the affirmative vote of any other stockholder of Astex. Parent and Purchaser have agreed pursuant to the Merger Agreement that they will cause all Shares then owned by them and their subsidiaries to be voted in favor of the adoption of the Merger Agreement and approval of the Merger.

17.  Appraisal Rights.

        Stockholders do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, each holder of Shares (that did not tender such Shares in the Offer) at the Effective Time who complies with the applicable statutory procedures under Section 262 of the DGCL, will be entitled to receive a judicial determination of the fair value of such holder's Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger or similar business combination) ("Appraisal Shares"), and to receive payment of such fair value in cash, together with a fair rate of interest, if any, for Appraisal Shares held by such holder. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Appraisal Shares. Stockholders should recognize that the value so determined could be higher or lower than the price per Share paid pursuant to the Offer. Moreover, Astex may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Appraisal Shares is less than the price paid for Shares in the Offer or the Merger. Stockholders also should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer or the Merger, are not opinions as to, and do not otherwise address, fair value under Section 262 of the DGCL.

        If any holder of Shares who demands appraisal under Section 262 fails to perfect, or effectively withdraws or loses his, her or its rights to appraisal as provided under the DGCL, the Shares of such stockholder will be converted into the right to receive the Offer Price in accordance with the Merger Agreement. A stockholder may withdraw a demand for appraisal by delivering to Astex a written withdrawal of the demand for appraisal and acceptance of the Merger. Failure to follow the steps required by Section 262 for perfecting appraisal rights may result in the loss of such rights.

        At the Effective Time, all Appraisal Shares will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of Appraisal Shares will cease to have any rights with respect thereto, except the rights provided under Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 of the DGCL, or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, then such Appraisal Shares will be deemed to have been converted at the Effective Time into, and to have become, the right to receive the Per Share Merger Consideration.

        The foregoing summary of the rights of stockholders seeking appraisal under Delaware law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights available thereunder and is qualified in its entirety by reference to Section 262. The perfection of appraisal rights requires strict adherence to the applicable provisions of the DGCL. If a stockholder withdraws or loses the right to appraisal, such stockholder will be entitled to receive only the Per Share Merger Consideration.

        You cannot exercise appraisal rights at this time. The information set forth above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you are entitled to appraisal rights in connection with the Merger, you will receive additional information concerning appraisal rights and the procedures to be followed in connection therewith, including the text of the relevant provisions of Delaware law, before you have to take any action relating thereto.

        If you sell your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, rather, will receive the Offer Price therefor.

18.  Fees and Expenses.

        Parent and Purchaser have retained Innisfree M&A Incorporated to be the Information Agent and Computershare Trust Company, N.A. to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

        The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

        Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding to their customers materials relating to the Offer. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

19.  Miscellaneous.

        The Offer is not being made to (nor will tender of Shares be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

        No person has been authorized to give any information or to make any representation on behalf of Parent or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Purchaser, the Depositary, or the Information Agent for the purpose of the Offer.

        Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. Astex is required under the rules of the SEC to file its Solicitation/Recommendation Statement with the SEC on Schedule 14D-9 no later than 10 business days from the date of this Offer to Purchase, setting forth the recommendation of the Astex board of directors with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may, when filed, be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7—"Certain Information Concerning Astex" above.

        Neither the Offer nor this Offer to Purchase and the Letter of Transmittal constitutes a solicitation of proxies for any meeting of Astex's stockholders. Any such solicitation that we or any of our affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.

Autumn Acquisition Corporation

September 13, 2013

SCHEDULE I

CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER

1.     Directors and Officers of Parent

        The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Parent are set forth below. Unless otherwise specified below, the business address and phone number of each such director and executive officer is 2-9 Kanda, Tsukasa-machi, Chiyoda-ku, Tokyo 101-8535, Japan, +81-3-6717-1400, and each is a citizen of Japan.

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Akihiko Otsuka Executive Director (Board Member) & Chairman 3-2-27, Ote-Dori, Chuo-Ku, Osaka 540-0021, Japan +81-6-6943-7722	Executive Director (Board Member) & Chairman, Otsuka Pharmaceutical Co., Ltd., April 2011 to Present
Representative Director & Chairman, Otsuka Holdings Co., Ltd., July 2008 to Present.
Executive Director (Board Member) & Chairman, Otsuka Foods Co., Ltd., June 2010 to Present, Ote-Dori, Chuo-Ku, Osaka 540-0021, Japan.
Executive Director (Board Member), Otsuka Pharmaceutical Factory, Inc., September 2008 to Present, 115 Kuguhara, Tateiwa, Muya-cho, Naruto, Tokushima 772-8601, Japan.

 Representative Director & Chairman, Otsuka Foods Co., Ltd., January 2010 to June 2010
Executive Director (Board Member), Otsuka Chemical Holdings Co., Ltd. (Present Name: Otsuka Chemical Co., Ltd.), June 2009 to December 2009
Taro Iwamoto Representative Director & President Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan +81-3-6717-1400

Representative Director & President, Otsuka Pharmaceutical Co., Ltd., June 2008 to Present.
Executive Operating Officer & Associate General Manager, Pharmaceutical Products Division (In charge of Otsuka Pharmaceutical Development & Commercialization, Inc. (OPDC)), June 2007 to June 2008

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Masayuki Umeno Representative Director & Vice President Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan +81-3-6717-1400

Representative Director & Vice President, Otsuka Pharmaceutical Co., Ltd., June 2013 to Present.
Representative Director & Vice President & In Charge of OIAA (Otsuka International Asia/Arab) Business, Otsuka Pharmaceutical Co., Ltd., December 2012 to June 2013.
Representative Director & Vice President, Otsuka Pharmaceutical Co., Ltd., June 2011 to December 2012.
Executive Director (Board Member) & Vice President, Otsuka Pharmaceutical Co., Ltd., June 2008 to June 2011.

 Executive Operating Officer & General Manager, OIAA (Otsuka International Asia/Arab) Division (In charge of Nutraceuticals), Otsuka Pharmaceutical Co., Ltd., June 2007 to June 2008.

Hiroshi Inaka Senior Managing Director (Board Member) & General Manager, Production Headquarters 463-10 Kagasuno, Kawauchi-cho, Tokushima 771-0192, Japan +81-88-665-2126

Senior Managing Director (Board Member) & General Manager, Production Headquarters, Otsuka Pharmaceutical Co., Ltd., June 2013 to Present.
Senior Managing Director (Board Member) (In charge of Production), Otsuka Pharmaceutical Co., Ltd., June 2012 to June 2013.

 Executive Director (Board Member) (In charge of Production) & Executive Operating Officer, Otsuka Pharmaceutical Co., Ltd., June 2011 to June 2012.
Executive Operating Officer & General Manager, Production Headquarters & Project Leader, New Formulation, Otsuka Pharmaceutical Co., Ltd., June 2009 to June 2011.
Senior Operating Officer & General Manager, Production Headquarters & Project Leader, New Formulation, Otsuka Pharmaceutical Co., Ltd., March 2009 to June 2009.
Senior Operating Officer & General Manager, Production Headquarters, Otsuka Pharmaceutical Co., Ltd., June 2002 to March 2009.

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Tatsuro Watanabe Managing Director (Board Member), HR & Legal Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan +81-3-6717-1400

Managing Director (Board Member), HR & Legal, Otsuka Pharmaceutical Co., Ltd., June 2010 to Present.
Managing Director (Board Member), HR, Administration, Legal and Business Planning Liaison, Otsuka Pharmaceutical Co., Ltd., June 2008 to June 2010.
Senior Operating Officer & Director, HR, Otsuka Pharmaceutical Co., Ltd., June 2006 to June 2008.

Tatsuo Higuchi Executive Director (Board Member) Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan +81-3-6717-1400

Executive Director (Board Member), Otsuka Pharmaceutical Co., Ltd., June 2008 to Present.
Representative Director & President, Otsuka Holdings Co., Ltd., July 2008 to Present, Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan.
Representative Director & President, Otsuka Pharmaceutical Co., Ltd., June 2000 to June 2008.

Susumu Tamai
Executive Director (Board Member) & Executive Operating Officer & General Manager, Pharmaceutical Marketing Headquarters
Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan
+81-3-6717-1400

Executive Director (Board Member) & Executive Operating Officer & General Manager, Pharmaceutical Marketing Headquarters, Otsuka Pharmaceutical Co., Ltd., January 2012 to Present.
Executive Operating Officer & General Manager, Pharmaceutical Marketing Headquarters, Otsuka Pharmaceutical Co., Ltd., June 2007 to January 2012.

Shotaro Ito Operating Officer & General Manger, Tokushima Headquarters 463-10 Kagasuno, Kawauchi-cho, Tokushima 771-0192, Japan +81-88-665-2126

Operating Officer & General Manger, Tokushima Headquarters, Otsuka Pharmaceutical Co., Ltd., June 2011 to Present.
Director, Administration Department of Tokushima Headquarters, Otsuka Pharmaceutical Co., Ltd., April 2006 to June 2011.

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Kyoji Imaoka Operating Officer & General Manager, Headquarters of New Product Evaluation and Development 3-2-27, Ote-Dori, Chuo-Ku, Osaka 540-0021, Japan +81-6-6943-7722

Operating Officer & General Manager, Headquarters of New Product Evaluation and Development, Otsuka Pharmaceutical Co., Ltd., January 2012 to Present.
Operating Officer & Deputy General Manager, Headquarters of New Product Evaluation and Development, Otsuka Pharmaceutical Co., Ltd., January 2011 to January 2012.
Director, Department of Clinical Research and Development of Headquarters of New Product Evaluation and Development, Otsuka Pharmaceutical Co., Ltd., April 2006 to January 2011.

Mitsuo Hamamoto Senior Operating Officer & Leader, Small Global Development of Headquarters of New Product Evaluation and Development 3-2-27, Ote-Dori, Chuo-Ku, Osaka 540-0021, Japan +81-6-6943-7722

Senior Operating Officer, Otsuka Pharmaceutical Co., Ltd., June 2007 to Present; Leader, Small Global Development of Headquarters of New Product Evaluation and Development, August 2011 to Present, Sub Leader, Small Global Development of Headquarters of New Product Evaluation and Development, January 2011 to August 2011, Leader, Small Global Development of Headquarters of New Product Evaluation and Development, June 2009 to January 2011, Deputy General Manager, Headquarters of New Product Evaluation and Development, June 2007 to June 2009.

Yoshiaki Kanzaki Senior Operating Officer & Director, Department of Strategic Think and Business Execution Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan +81-3-6717-1400

Senior Operating Officer & Director, Department of Strategic Think and Business Execution, Otsuka Pharmaceutical Co., Ltd., June 2013 to Present.
Senior Operating Officer & Director, Accounting Department, Otsuka Pharmaceutical Co., Ltd., April 2009 to June 2013.
Operating Officer, Secondment to Otsuka Holdings Co., Ltd., July 2008 to April 2009, Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8241, Japan.

 Operating Officer, Preparation Committee for Incorporation of Otsuka Holdings Co., Ltd., Otsuka Pharmaceutical Co., Ltd., June 2008 to July 2008.
Senior Operating Officer & Director, Management Promotion Department, Otsuka Pharmaceutical Co., Ltd., August 2006 to June 2008.

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Kiyotaka Otsubo Senior Operating Officer & Director, Accounting Department Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan +81-3-6717-1400

Senior Operating Officer & Director, Accounting Department, Otsuka Pharmaceutical Co., Ltd., June 2013 to Present.
Senior Operating Officer, Secondment to Otsuka Holdings Co., Ltd., July 2008 to June 2013, Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8241, Japan.
Preparation Committee for Incorporation of Otsuka Holdings Co., Ltd., Otsuka Pharmaceutical Co., Ltd., June 2008 to July 2008.

Katsura Tottori Senior Operating Officer & Director, HR Department, Assigned to Tokushima Headquarters 463-10 Kagasuno, Kawauchi-cho, Tokushima 771-0192, Japan +81-88-665-2126

Senior Operating Officer & Director, HR Department, Assigned to Tokushima Headquarters (In charge of Research and Production) & Project Leader, Diversity Propulsion Project & Project Leader, Otsuka Childcare Center Project, Otsuka Pharmaceutical Co., Ltd., June 2010 to Present.
Operating Officer & Director, HR Department, Assigned to Tokushima Headquarters (In charge of Research and Production) & Project Leader, Diversity Propulsion Project & Project Leader, Otsuka Childcare Center Project, Otsuka Pharmaceutical Co., Ltd., June 2009 to June 2010.

 Operating Officer & Director HR Department, Assigned to Tokushima Headquarters (In charge of Research and Production) & Project Leader, Diversity Propulsion Project, Otsuka Pharmaceutical Co., Ltd., October 2007 to June 2010.

Tetsuya Tachikawa Senior Operating Officer & Director, Licensing Department of Pharmaceutical Business Division 3-2-27, Ote-Dori, Chuo-Ku, Osaka 540-0021, Japan +81-6-6943-7722

Senior Operating Officer & Director, Licensing Department of Pharmaceutical Business Division, Otsuka Pharmaceutical Co., Ltd., June 2013 to Present.
Operating Officer & Director, Licensing Department of Pharmaceutical Business Division, Otsuka Pharmaceutical Co., Ltd., June 2009 to June 2013.
Director, Licensing Department of Pharmaceutical Business Division, Otsuka Pharmaceutical Co., Ltd., April 2007 to June 2009.

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Masuhiro Yoshitake Executive Operating Officer & Global Project Leader, TB Project 3-2-27, Ote-Dori, Chuo-Ku, Osaka 540-0021, Japan +81-6-6943-7722

Executive Operating Officer, Otsuka Pharmaceutical Co., Ltd., June 2008 to Present; Global Project Leader, TB Project, June 2009 to Present, Global Project Leader, TB Project & In charge of License and East Europe Section of OIAA (Otsuka International Asia/Arab) Division), September 2008 to June 2009, Global Project Leader, TB Project & In charge of License, June 2008 to September 2008.

Makoto Inoue Senior Operating Officer, Nutraceuticals Division Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan +81-3-6717-1400

Senior Operating Officer, Otsuka Pharmaceutical Co., Ltd., June 2009 to Present: Nutraceuticals Division, September 2013 to Present, Deputy General Manager, Pharmaceutical Products Division, April 2012 to September 2013, Deputy General Manager, Pharmaceutical Business Division & Director, Therapeutic Application Department, October 2009 to April 2012, Deputy General Manager, Pharmaceutical Business Division, June 2009 to October 2009.
Operating Officer & General Manager, Diagnostic Division, Otsuka Pharmaceutical Co., Ltd., June 2008 to June 2009.

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Takashi Azuma Executive Operating Officer & Leader, Soylution Project of Nutraceuticals Division Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan +81-3-6717-1400

Executive Operating Officer & Leader, Soylution Project of Nutraceuticals Division, Otsuka Pharmaceutical Co., Ltd., June 2013 to Present.
Executive Operating Officer & Director, Product Marketing Department of Nutraceuticals Division, Otsuka Pharmaceutical Co., Ltd., December 2012 to June 2013.
Operating Officer & General Manager, OIAA (Otsuka International Asia/Arab) Division (In charge of Nutraceuticals), Otsuka Pharmaceutical Co., Ltd., June 2010 to December 2012.

 Operating Officer & General Manager, OIAA (Otsuka International Asia/Arab) Division, Otsuka Pharmaceutical Co., Ltd., January 2010 to June 2010.
Leader, Nutrition and Sante Project, Nutraceuticals Division & Director, Sales Planning Division of Sales, Otsuka Pharmaceutical Co., Ltd., January 2010 to January 2010.
Leader, Nutrition and Sante Project, Marketing Headquarters of Nutraceuticals Division, Otsuka Pharmaceutical Co., Ltd., July 2009 to January 2010.
Fukuoka Branch Manager for Consumer Products, Nutraceuticals Division, Otsuka Pharmaceutical Co., Ltd., April 2007 to July 2009.

Shouzou Yamazaki Operating Officer & Osaka Branch Manager for Consumer Product Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan +81-3-6717-1400

Operating Officer & Osaka Branch Manager for Consumer Products, Nutraceuticals Division, Otsuka Pharmaceutical Co., Ltd., March 2012 to Present.
Operating Officer & Director, Sales Department of Nutraceuticals Division, Otsuka Pharmaceutical Co., Ltd., June 2011 to February 2012.
Director, Sales Department of Nutraceuticals Division, Otsuka Pharmaceutical Co., Ltd., January 2011 to June 2011.

 Tokyo Branch Manager for Consumer Products, Nutraceuticals Division, Otsuka Pharmaceutical Co., Ltd., November 2009 to December 2010.
Director, Nutraceuticals Division, Otsuka Pharmaceutical Co., Ltd., April 2008 to October 2009.

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Shinji Iizuka Senior Operating Officer & General Manager, Diagnostic Division Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan +81-3-6717-1400

Senior Operating Officer & General Manager, Diagnostic Division, Otsuka Pharmaceutical Co., Ltd., June 2013 to Present.
Operating Officer & General Manager, Diagnostic Division, Otsuka Pharmaceutical Co., Ltd., June 2009 to June 2013.
Director, Sales Planning Department of Pharmaceutical Marketing Headquarters, Otsuka Pharmaceutical Co., Ltd., August 2008 to June 2009.
Kyoto Branch Manager for Pharmaceutical Products, Otsuka Pharmaceutical Co., Ltd., April 2008 to July 2008.

Akiyoshi Ozawa Operating Officer & Director, Compliance Liaison Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan +81-3-6717-1400

Operating Officer & Director, Compliance Liaison, Otsuka Pharmaceutical Co., Ltd., June 2011 to Present.
Fukuoka Branch Manager for Consumer Products, Nutraceuticals Division, Otsuka Pharmaceutical Co., Ltd., July 2009 to June 2011.
Tokushima Branch Manager for Consumer Products, Nutraceuticals Division, Otsuka Pharmaceutical Co., Ltd., April 2007 to July 2009.

Kazuya Inagaki
Operating Officer, Pharmaceutical Business Division (In charge of U.S. Pharmaceutical Production)
Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan
+81-3-6717-1400

Operating Officer, Pharmaceutical Business Division (In Charge of U.S. Pharmaceutical Production), Otsuka Pharmaceutical Co., Ltd., June 2013 to Present.
Operating Officer & General Manager, Production Headquarters, Otsuka Pharmaceutical Co., Ltd., September 2011 to June 2013.
Operating Officer & Plant Manager of Saga Factory, Otsuka Pharmaceutical Co., Ltd., June 2011 to August 2011.

 Plant Manager of Saga Factory, Otsuka Pharmaceutical Co., Ltd., June 2010 to June 2011.
Plant Manager of Takasaki Factory, Otsuka Pharmaceutical Co., Ltd., October 2007 to May 2010.

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Yoshihiro Bando Operating Officer, OIAA (Otsuka International Asia/Arab) Division 3-2-27, Ote-Dori, Chuo-Ku, Osaka 540-0021, Japan +81-6-6943-7722

Operating Officer, Otsuka Pharmaceutical Co., Ltd., April 2006 to Present; OIAA (Otsuka International Asia/Arab) Division, Director General & Chairman, P.T. Amerta Indah Otsuka, August 2013 to Present, Wisma Pondok Indah 1, Lantai 7 Jl. Sultan Iskandar Muda kav. V-TA Jakarta 12310, Indonesia, OIAA (Otsuka International Asia / Arab) Division, (In charge of Nutraceuticals), June 2013 to August 2013, Leader, Soylution Project, Nutraceuticals Division, May 2013 to June 2013, Tokyo Branch Manager for Consumer Products, Nutraceuticals Division, March 2012 to May 2013, OIAA (Otsuka International Asia / Arab) Division, President, P.T. Amerta Indah Otsuka, January 2010 to March 2012, General Manager, OIAA (Otsuka International Asia / Arab) Division, President, P.T. Amerta Indah Otsuka, September 2009 to January 2010, OIAA (Otsuka International Asia / Arab) Division, President, P.T. Amerta Indah Otsuka, June 2009 to September 2009, OIAA (Otsuka International Asia / Arab) Division, Secondment to P.T. Amerta Indah Otsuka, April 2006 to June 2009.

Chikako Usami
Operating Officer, Pharmaceutical Products Division (In charge of Pharmaceutical Products Planning)
Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan
+81-3-6717-1400

Operating Officer, Pharmaceutical Products Division (In charge of Global Pharmaceutical Business), Otsuka Pharmaceutical Co., Ltd., June 2011 to Present.
Director of Office of the President & Director, Pharmaceutical Business Planning, Otsuka Pharmaceutical Co., Ltd., August 2008 to June 2011.
Director, Global Pharmaceutical Business, Otsuka Pharmaceutical Co., Ltd., April 2006 to August 2008.

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years

Yoshiko Wakana
Operating Officer & Director, Sales Department of Dermatologicals & Ophtalmologicals, Pharmaceutical Marketing Headquarters
Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan
+81-3-6717-1400

Operating Officer & Director, Sales Department of Dermatologicals & Ophtalmologicals, Pharmaceutical Marketing Headquarters, Otsuka Pharmaceutical Co., Ltd., September 2013 to Present.
Operating Officer and General Manager, Division of Ophtalmologicals and Dermatologicals, Otsuka Pharmaceutical Co., Ltd., June 2011 to August 2013.
Manager, Pharmaceutical Section 3 of Omiya Branch, Pharmaceutical Marketing Headquarters, Otsuka Pharmaceutical Co., Ltd., March 2010 to June 2011.
Marketing Coordinate Team, Pharmaceutical Marketing Headquarters, Otsuka Pharmaceutical Co., Ltd., October 2009 to February 2010.
Associate Manager, Pharmaceutical Section 2 of Tachikawa Sub-Branch Office, Pharmaceutical Marketing Headquarters, Otsuka Pharmaceutical Co., Ltd., May 2007 to September 2009.

Koji Ueda Operating Office, TB Project (In Charge of China), Pharmaceutical Products Division 3-2-27, Ote-Dori, Chuo-Ku, Osaka 540-0021, Japan +81-6-6943-7722

Operating Officer, Otsuka Pharmaceutical Co., Ltd., March 2008 to Present; TB Project (In Charge of China), Pharmaceutical Business Division (Assigned to Otsuka Beijing Research Institute (OBRI)), March 2012 to Present, TB Project (In Charge of China), Pharmaceutical Business Division, June 2011 to March 2012, TB Project (In Charge of Asia), Pharmaceutical Business Division, January 2011 to June 2011, Nutraceuticals Division, June 2010 to January 2011, OIAA (Otsuka International Asia / Arab) Division (In charge of India), November 2009 to June 2010, Deputy General Manager, OIAA (Otsuka International Asia / Arab) Division (In charge of Pharmaceutical Products), March 2008 to October 2009.

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Chiaki Sakurai Senior Operating Officer & Leader, Cosmedics Department of Nutraceuticals Division Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan +81-3-6717-1400

Senior Operating Officer & Leader, Cosmedics Department of Nutraceuticals Division, Otsuka Pharmaceutical Co., Ltd., June 2012 to Present.
Operating Officer & Leader, Cosmedics Department of Nutraceuticals Division, Otsuka Pharmaceutical Co., Ltd., September 2010 to June 2012.
Leader, New Commercial Project of Nutraceuticals Division, Otsuka Pharmaceutical Co., Ltd., April 2010 to September 2010.
Sub-Leader, New Commercial Project of Nutraceuticals Division, Otsuka Pharmaceutical Co., Ltd., June 2008 to April 2010.

Takaharu Imai Senior Operating Officer & Director, Accounting Department 3-2-27, Ote-Dori, Chuo-Ku, Osaka 540-0021, Japan +81-6-6943-7722

Senior Operating Officer & Director, Accounting Department (In charge of OIAA (Otsuka International Asia/Arab) Division), Otsuka Pharmaceutical Co., Ltd., June 2010 to Present.
Executive Director (Board Member), Otsuka America, Inc., May 2011 to Present, One Embarcadero Center, Suite 2020, San Francisco, CA 94111, (415) 986-5300
Operating Officer & Director, Accounting Division (In charge of OIAA (Otsuka International Asia/Arab) Division), Otsuka Pharmaceutical Co., Ltd., April 2008 to June 2010.

Nobuhisa Kawawaki Senior Operating Officer & Director, Departmet of Business Planning Liaison Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan +81-3-6717-1400

Senior Operating Officer & Director, Departmet of Business Planning Liaison & Project Leader, Global Transparency Project, Otsuka Pharmaceutical Co., Ltd., August 2013 to Present.
Senior Operating Officer & Director, Departmet of Business Planning Liaison, Otsuka Pharmaceutical Co., Ltd., June 2010 to August 2013.
Operating Officer & Director, Departmet of Business Planning Liaison, Otsuka Pharmaceutical Co., Ltd., October 2006 to June 2010.

Akiko Ryu Senior Operating Officer & Director, Public Relations Department Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan +81-3-6717-1400

Senior Operating Officer, Otsuka Pharmaceutical Co., Ltd., January 2009 to Present; Director, Public Relations Department, April 2011 to Present, Nutraceuticals Division (In charge of Marketing), January 2010 to April 2011, General Manager, Nutraceuticals Marketing Headquarters, January 2009 to December 2009.

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Daesik Eom Senior Operating Officer & Deputy General Manager, OIAA (Otsuka International Asia/Arab) Division Citizenship: Korea 3-2-27, Ote-Dori, Chuo-Ku, Osaka 540-0021, Japan +81-6-6943-7722

Senior Operating Officer & Deputy General Manager, OIAA (Otsuka International Asia/Arab) Division (In charge of Pharmaceutical Business), Otsuka Pharmaceutical Co., Ltd., September 2011 to Present.
President, Korea Otsuka Pharmaceuticals, September 1996 to September, 2011.

Hiroshi Sakamaki Executive Operating Officer & Director, Purchasing Department 3-2-27, Ote-Dori, Chuo-Ku, Osaka 540-0021, Japan +81-6-6943-7722

Executive Operating Officer, Otsuka Pharmaceutical Co., Ltd., June 2009 to Present; Director, Purchasing Department, December 2012 to Present, Nutraceuticals Division (In charge of Marketing) & Director, Product Marketing Division, February 2012 to December 2012, Product Marketing Department of Nutraceuticals Division, January 2012 to February 2012, Director, Purchasing Department, June 2011 to January 2012, General Manager, Tokushima Headquarters, December 2010 to June 2011, Director, Purchasing Department, December 2009 to December 2010, General Manager, Nutraceuticals Marketing Headquarters & Director, Sales Promotion Department, June 2009 to November 2009.

 Senior Operating Officer, Otsuka Pharmaceutical Co., Ltd., June 2007 to January 2009; General Manager, Nutraceuticals Marketing Headquarters & Director, Sales Promotion Department, January 2009 to June 2009, General Manager, Wellness Product Office of Nutraceuticals Division & Director, Sales Promotion Department, June 2007 to December 2008.

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Koji Takaya Operating Officer, Director, Sales Department of Nutraceuticals Division Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan +81-3-6717-1400

Operating Officer, Otsuka Pharmaceutical Co., Ltd., April 2011 to Present; Director, Sales Department of Nutraceuticals Division, December 2012 to Present, Director, Purchasing Department, January 2012 to December 2012, Product Marketing Department of Nutraceuticals Division & Director, Product Marketing Department & Director, Promotion and Advertisement Department & SOYSH PMM, April 2011 to January 2012.
Director, Product Marketing Department of Nutraceuticals Division & Director, Promotion and Advertisement Department & SOYSH PMM, Otsuka Pharmaceutical Co., Ltd., December 2010 to April 2011.

 Director, Product Marketing Department of Nutraceuticals Division & SOYSH PMM, Otsuka Pharmaceutical Co., Ltd., July 2010 to November 2011.
Director, Marketing and Advertisement Department at Wellness Product Office of Nutraceuticals Division, Otsuka Pharmaceutical Co., Ltd., October 2008 to July 2010.
Leader, Soy Joy 100 Project, Wellness Product Office of Nutraceuticals Division & PMM, April 2008 to October 2008.

Taku Seriu
Executive Operating Officer, Director of Pharmacovigilance Department of Headquarters for Product Safety and Quality Assurance
Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan
+81-3-6717-1400

Executive Operating Officer, Headquarters for Product Safety and Quality Assurance (In charge of Medical Regulatory Affairs) & Director, Pharmacovigilance (PV) Department, Otsuka Pharmaceutical Co., Ltd., October 2012 to Present.

2.     Directors and Officers of Purchaser

        The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Purchaser are set forth below. Unless otherwise specified below, the business address and phone number of each such director and executive officer is 2-9 Kanda, Tsukasa-machi, Chiyoda-ku, Tokyo 101-8535, Japan, +81-3-6717-1400, and each is a citizen of Japan.

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Toshiki Sudo President	Senior Director, Oncology Business Development, Otsuka Pharmaceutical Co., Ltd., June 2013 to Present, Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan.
Director, Global Pharmaceutical Business Department, Otsuka Pharmaceutical Co., Ltd., August 2008 to Present, Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan.
Hajime Seki Secretary

General Counsel and Director, Legal Affairs Department, Otsuka Holdings Co., Ltd.& Director, Legal Affairs Department, Otsuka Pharmaceutical Co., Ltd., April 2010 to Present, Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan.

Director, Legal Affairs Department, Otsuka Holdings Co., Ltd. & Director, Legal Affairs Department, Otsuka Pharmaceutical Co., Ltd., May 2009 to March 2010, Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan.

Associate Director, Legal Affairs Department, Otsuka Holdings Co., Ltd. & Associate Director, Legal Affairs Department, Otsuka Pharmaceutical Co., Ltd., November 2008 to April 2009, Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan.

3.     Directors and Officers of Direct Parent

        The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Purchaser are set forth below. Unless otherwise specified below, the business address and phone number of each such director and executive officer is One Embarcadero Center, Suite 2020, San Francisco, CA 94111, (415) 986-5300, and each is a citizen of Japan.

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Noriko Tojo Representative Director & President & CEO	Representative Director & President & CEO, Otsuka America, Inc., April 2012 to Present.
Executive Director (Board Member), Otsuka Medical Devices Co., Ltd., February 2011 to Present, Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan.
Managing Director (Board Member), Business Planning, Otsuka Holdings Co., Ltd., August 2008 to Present, Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8241, Japan.
Atsumasa Makise Executive Director (Board Member) & Chairman	Executive Director (Board Member) & Chairman, Otsuka America, Inc., April 2010 to Present. Executive Director (Board Member) & Chairman & CEO, Otsuka America, Inc., May 2009 to April 2010.
Senior Managing Director (Board Member), Finance, Otsuka Holdings Co., Ltd., July 2008 to Present, Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan.
Takaharu Imai Executive Director (Board Member)	See description in Section 1, Directors and Officers of Parent.

4.     Directors and Officers of Ultimate Parent

        The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Purchaser are set forth below. Unless otherwise specified below, the business address and phone number of each such director and executive officer is Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8241, Japan, +81-3-6717-1410, and each is a citizen of Japan.

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Akihiko Otsuka Representative Director & Chairman	See description in Section 1, Directors and Officers of Parent.
Tatsuo Higuchi Representative Director & President	See description in Section 1, Directors and Officers of Parent.

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Ichiro Otsuka Executive Director (Board Member) & Vice President	Executive Director (Board Member) & Vice President, Otsuka Holdings Co., Ltd., June 2010 to Present. Executive Director (Board Member), Otsuka Holdings Co., Ltd., July 2008 to June 2010.
Atsumasa Makise Senior Managing Director (Board Member), Finance	See description in Section 3, Directors and Officers of Direct Parent.
Yoshiro Matsuo Managing Director (Board Member), Administration	Managing Director (Board Member), Administration, Otsuka Holdings Co., Ltd., July 2008 to Present.
Yujiro Otsuka Executive Director (Board Member)	Executive Director (Board Member), Otsuka Holdings Co., Ltd., July 2008 to Present.
Executive Director (Board Member) & Senior Advisor, Otsuka Chemical Co., Ltd., June 2011 to Present, 3-2-27, Ote-Dori, Chuo-Ku, Osaka 540-0021, Japan.
Executive Director (Board Member) & Chairman, Otsuka Chemical Holdings Co., Ltd. (Present Name: Otsuka Chemical Co., Ltd.), June 2009 to June 2011, 3-2-27, Ote-Dori, Chuo-Ku, Osaka 540-0021, Japan.
Yukio Kobayashi Executive Director (Board Member)	Executive Director (Board Member), Otsuka Holdings Co., Ltd., July 2008 to Present.
Yasuyuki Hirotomi Outside Executive Director (Board Member)

Outside Executive Director (Board Member), Otsuka Holdings Co., Ltd. from June 2013 to Present.
Executive Director (Board Member), The Kinki Osaka Bank, Ltd., June 2011 to Present, 1-4-27, Shiromi, Chuo-ku, Osaka 540-0001, Japan.

Representative Director & Vice President & Executive Operating Officer, Resona Bank, Limited, June 2009 to June 2011, 2-2-1, Bingomachi, Chuo-ku, Osaka 541-0051, Japan.
Executive Director (Board Member) & Executive Operating Officer, Resona Bank, Limited, June 2008 to June 2009, Bingomachi, Chuo-ku, Osaka 541-0051, Japan.
Executive Operating Officer, Resona Bank, Limited, April 2008 to June 2008, 2-2-1, Bingomachi, Chuo-ku, Osaka 541-0051, Japan.

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Juichi Kawaguchi Outside Executive Director (Board Member)

Outside Executive Director (Board Member) Otsuka Holdings Co, Ltd. from June 2013 to Present.
Statutory Auditor, Osaka Sanso Kogyo Co., Ltd. (Present Name: Air LIQUIDE Japan Ltd.), December 1997 to December 2012, Granpark Tower 3-4-1, Shibaura, Minato-ku, Tokyo 108-8509, Japan.

Natsume Kuniaki Senior Operating Officer & Director, Business Development and Planning

Senior Operating Officer & General Manager, Business Development and Planning, Otsuka Holdings Co., Ltd., January 2011 to Present.
Senior Operating Officer, Pharmaceutical Marketing Headquarters (In Charge of Product Training and Medical Science), Otsuka Pharmaceutical Co., Ltd., October 2010 to January 2011, 2-9, Kanda Tsukasa-machi, Chiyoda-ku, Tokyo 101-8535, Japan.

Senior Operating Officer & Head of Tokushima Laboratory, Otsuka Pharmaceutical Co., Ltd., April 2010 to October 2010, 2-9, Kanda Tsukasa-machi, Chiyoda-ku, Tokyo 101-8535, Japan.
Norihiro Ashida Executive Operating Officer & Director, Business Development and Planning

Executive Operating Officer & General Manager, Business Development and Planning, Otsuka Holdings Co., Ltd., July 2008 to Present.
Executive Operating Officer, Otsuka Pharmaceutical Co., Ltd., June 2008 to July 2008, 2-9, Kanda Tsukasa-machi, Chiyoda-ku, Tokyo 101-8535, Japan.

Tohio Shiba Operating Officer & Director, Internal Control Department	Operating Officer & General Manager, Internal Control Department, Otsuka Holdings Co., Ltd., July 2008 to Present.
Manabu Kawata Senior Operating Officer & Director, Investor Relations Department	Senior Operating Officer & Director, Investor Relations Department, Otsuka Holdings Co., Ltd., May 2011 to Present.
Hiroshi Shirafuji Operating Officer, Medical Devices	Operating Officer (In Charge of Medical Devices), Otsuka Holdings Co., Ltd., November 2011 to Present.
Representative Director & President, KISCO Co., Ltd., November 2011 to Present, 5-3-6, Minatojija-Minami-machi, Chuo-ku, Kobe 650-0047, Japan.
Representative Director & President, Otsuka Medical Devices Co., Ltd., February 2011 to Present, Shinagawa Grand Central Tower, 2-16-4 Konan, Minato-ku, Tokyo 108-8242, Japan.

Name and Position, Business Address (if applicable)	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Representative Director & Chairman, JIMRO Co., Ltd., March 2009 to Present, 351-1 Nishi-Yokote-machi, Takasaki 370-0021, Japan.
Yoshiaki Oishi Operating Officer & Director, Corporate Finance and Accounting Department (In Charge of Planning)

Operating Officer & Director, Corporate Finance and Accounting Department (In Charge of Planning), Otsuka Holdings Co., Ltd., December 2011 to Present.
Executive Director (Board Member), Otsuka Chemical Co., Ltd., June 2009 to December 2011, 3-2-27, Ote-Dori, Chuo-Ku, Osaka 540-0021, Japan.

Executive Operating Officer & Director, Regulatory Affairs Department, Otsuka Chemical Co., Ltd., May 2008 to June 2009, 3-2-27, Ote-Dori, Chuo-Ku, Osaka 540-0021, Japan.
Hisashi Kuroda Operating Officer & Director, Corporate Finance and Accounting Department (In Charge of IT)

Operating Officer & Director, Corporate Finance and Accounting Department (In Charge of IT), October 2012 to Present.
Deputy Director of Product Safety and Quality Assurance Center, Taiho Pharmaceutical Co., Ltd, April 2012 to September 2012, 1-27 Kandanishiki-cho, Chiyoda-ku, Tokyo 101-0054, Japan.

General Manager, Regulatory Affairs Department, Taiho Pharmaceutical Co., Ltd, October 2010 to March 2012, 1-27 Kandanishiki-cho, Chiyoda-ku, Tokyo 101-0054, Japan.
Director, IT Department, Taiho Pharmaceutical Co., Ltd, April 2008 to September 2010, 1-27 Kandanishiki-cho, Chiyoda-ku, Tokyo 101-0054, Japan.

        Manually signed facsimiles of the Letter of Transmittal, properly completed, will be accepted. The Letter of Transmittal and certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

By First Class Mail:	By Registered, Certified or Express Mail or by Overnight Courier:

Computershare	Computershare
c/o Voluntary Corporate Actions	c/o Voluntary Corporate Actions
P.O. Box 43011	250 Royall Street, Suite V
Providence, RI 02940-3011	Canton, MA 02021

        Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

The Information Agent for the Offer is:

501 Madison Avenue, 20th floor
New York, New York 10022
Shareholders may call toll free: (877) 825-8971
Banks and Brokers may call collect: (212) 750-5833